Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

Among

DEVON CANADA CORPORATION

and

DEVON CANADA CRUDE MARKETING CORPORATION

and

CANADIAN NATURAL RESOURCES LIMITED

Dated May 28, 2019

Schedules:

Schedule “A”	–	Scheduled Assets
Schedule “B”	–	Scheduled Claims
Schedule “C”	–	Form of Bring Down Certificate of Vendor
Schedule “D”	–	Form of Bring Down Certificate of Purchaser
Schedule “E”	–	Proprietary Seismic and Geophysical Data
Schedule “F”	–	2019 Work Program and Budget
Schedule “G”	–	General Conveyance
Schedule “H”	–	ROFR Notice
Schedule “I”	–	Parental Support
Schedule “J”	–	Excluded Assets

* The Schedules listed above, together with the Disclosure Letter and the Employee Letter, have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.*

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made as of the 28th day of May, 2019.

AMONG:

DEVON CANADA CORPORATION, a body corporate, having an office in the City of Calgary, in the Province of Alberta (“DCC”)

and

DEVON CANADA CRUDE MARKETING CORPORATION, a body corporate, having an office in the City of Calgary, in the Province of Alberta (“Devon MarketingCo”)

(DCC and Devon MarketingCo each a “Vendor” and collectively, “Vendors”)

and

CANADIAN NATURAL RESOURCES LIMITED, a body corporate, having an office in the City of Calgary, in the Province of Alberta (“Purchaser”)

WHEREAS Vendors wish to sell and Purchaser wishes to purchase the interest of Vendors in and to the Assets, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)

“2014 Transaction” means the transaction providing for the purchase and sale of certain assets pursuant to the Agreement of Purchase and Sale dated February 18, 2014 between DCC, Devon Canada, Devon NEC Corporation, Devon AXL, Vendor Parent and Purchaser;

(b)	“2019 Work Program and Budget” means the expenditures and activities contemplated by Vendors as set forth in:

(i)	the significant planned 2019 activities;

(ii)	the 2019 capital budget; and

(iii)	the 2019 operating budget;

included in Schedule “F”;

(c)	“Abandonment and Reclamation Obligations” means all past, present and future obligations of DCC and its Predecessor Entities, to:

(i)	abandon Wells;

(ii)	close, decommission, dismantle and remove structures, foundations, buildings, pipelines, equipment and other facilities that are located within the White Map Area;

(iii)	restore, remediate and reclaim the surface and subsurface locations of Wells, structures, foundations, buildings, pipelines, equipment and other facilities within the White Map Area;

all in accordance with generally accepted oil and gas industry practices in the province, territory or federal jurisdiction where the applicable Well, structure, foundation, building, pipeline, equipment or facility is located and in compliance with Applicable Law and all applicable Title and Operating Documents;

(d)	“Aboriginal Agreements” means the agreements described under the heading “Aboriginal Agreements” in Schedule “A”;

(e)

“Access Pipeline Matters” means any matters pertaining to the Access Pipeline System, including as may relate to the previous ownership by Vendors of any right, title, estate or interest in the Access Pipeline System, and any contracts pertaining thereto;

(f)

“Access Pipeline System” means the pipeline system currently owned and operated by Wolf Pipeline Inc. extending between Edmonton, Alberta and Conklin, Alberta and generally known as the “Access Pipeline”, and which includes the Access blend pipeline, the Access diluent pipeline, and all related equipment, pipelines, pumping, monitoring, storage, inlet and outlet facilities;

(g)	“Adjusted Purchase Price” has the meaning ascribed to that term in Section 2.6;

(h)

“Affiliate” means, in relation to a Party, any Person, at the relevant time, that controls or was controlled by that Party or that is or was controlled by a Person which also controls that Party, where “control” means the power to direct or cause the direction of the management and policies of a Person, whether directly or indirectly through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares, partnership interests or other equity interests, the holding of voting rights or contractual rights or otherwise. For certainty, a partnership which is comprised of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates;

(i)	“Affiliate Agreements” means those Affiliate agreements as set forth in the Data Room Information;

(j)	“Agreement” means this agreement of purchase and sale among the Parties;

(k)	“Annex Employees” means those Employees listed in the Annex to the Employee Letter;

(l)	“Applicable Law” means, in relation to any Person, property or circumstance:

(i)	statutes (including regulations enacted thereunder);

(ii)	judgments and orders of courts of competent jurisdiction;

(iii)	regulations, orders and directives issued by Governmental Authorities;

(iv)	Applicable Securities Requirements and any code or standard that have the force of law; and

(v)	the terms and conditions of all permits, licences, approvals and authorizations;

that are applicable to such Person, property or circumstance, and include, for greater certainty, the GST Act, any matters in (i) through (v) with respect to provincial sales tax or municipal property tax and the Tax Act;

(m)

“Applicable Securities Requirements” means, collectively, (i) securities legislation of each of the provinces and territories of Canada, and all rules, regulations, orders, rulings, notices, blanket orders, instruments and policies established thereunder or issued by the Canadian Securities Regulatory Authorities, and including the rules and policies of the Toronto Stock Exchange, and (ii) the U.S. Securities Act, the U.S. Exchange Act and all applicable state securities legislation of any state in the United States, in each case with all rules, regulations and orders promulgated thereunder, and including the rules and policies of the New York Stock Exchange, and in all cases as are applicable to the relevant Person at the applicable time;

(n)	“Assets” means, collectively:

(i)	the Petroleum and Natural Gas Rights;

(ii)	the Tangibles;

(iii)	the Miscellaneous Interests;

(iv)	the Proprietary Seismic and Geophysical Data;

(v)	subject to Section 2.12, the Sold IP; and

(vi)

the right, title, estate and direct and indirect interest of each Vendor (whether absolute or contingent, legal or beneficial) in and to all of their other assets in the White Map Area (including Unscheduled Assets);

but excluding any Excluded Assets;

(o)	“Assumed Obligations” means, collectively:

(i)	the Environmental Liabilities whether arising, occurring or accruing before, on or after the Effective Date;

(ii)	all of the obligations of Purchaser in respect of the Employees as particularly set out in Article 11; and

(iii)

all obligations, Claims and Losses and Liabilities of Vendors and each of their respective Predecessor Entities pertaining to or related to the Scheduled Claims, the Access Pipeline Matters, the Assets or the Operations of any kind or nature whatsoever, whether arising, occurring or accruing before, on or after the Effective Date;

(p)

“Audit Period” means the period of time commencing on the date hereof and ending on 5:30 p.m. on the three hundred and sixty-fifth (365th) day following the date of Vendors’ receipt of the final statement of adjustments pursuant to Article 6;

(q)	“Base Purchase Price” means Three Billion Seven Hundred Seventy-Five Million Dollars ($3,775,000,000);

(r)

“Books and Records” means all of the books and records of Vendors and each of their respective Predecessor Entities, electronic or otherwise, including all tax, production, accounting and financial records (other than as pertains to Retained Tax Matters) and closing books and files related to any prior purchase and sale transactions pertaining to the Assets and the Assumed Obligations, but excluding any books and records to the extent included in or related to any Excluded Assets;

(s)	“Bring Down Certificate” means a certificate in substantially the same form as Schedule “C” for Vendors and Schedule “D” for Purchaser;

(t)	“Business Day” means a day other than a Saturday, a Sunday or a legal holiday for commercial banks in Calgary, Alberta or New York, New York;

(u)	“Cabin Gas MSA” means the Midstream Services Agreement dated December 15, 2011 and originally between Devon NEC Corporation and Enbridge G&P Canada Limited Partnership;

(v)	“Calgary Warehouse Lease” means the Calgary Warehouse Lease Agreement dated June 7, 2018 between DCC and I.G. Investment Management, Ltd. as trustee for Investors Real Property Fund.

(w)	“Canadian Securities Regulatory Authorities” means the securities regulatory authorities in each of the provinces and territories of Canada;

(x)	“Claim” means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation, in each case, whether asserted, threatened, pending or existing;

(y)	“Closing” means the closing of the purchase and sale herein provided for;

(z)	“Closing Date” means the later of:

(i)	June 27, 2019;

(ii)	the fifth (5th) Business Day following receipt of Competition Act Approval;

or such other date as the Parties may agree;

(aa)	“Closing Payment” has the meaning ascribed to that term in Section 6.1(b).

(bb)

“Closing Place” means the offices of Bennett Jones LLP, 4500 Bankers Hall East, 855 – 2nd Street SW, Calgary, Alberta, Canada, or such other place as may be agreed upon in writing by Vendors and Purchaser;

(cc)	“Closing Time” means 8:00 a.m. or such other time on the Closing Date as the Parties may agree, or such other time and date as may be agreed upon in writing by Vendors and Purchaser;

(dd)

“Commissioner” means the Commissioner of Competition appointed under section 7(1) of the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition;

(ee)	“Competition Act” means the Competition Act (Canada);

(ff)	“Competition Act Approval” means, in respect of the Transaction, either:

(i)	the Commissioner has issued an advance ruling certificate pursuant to section 102(1) of the Competition Act; or

(ii)

the expiry, termination or waiver of the applicable waiting period under section 123 or section 113(c), as applicable, of the Competition Act and the Commissioner has issued to Purchaser a standard “no action letter” indicating that he does not intend at the current time to apply to the Competition Tribunal for an order under section 92 of the Competition Act;

(gg)	“Confidentiality Agreement” means the Confidentiality Agreement dated January 22, 2019 between DCC and Purchaser;

(hh)

“Confidential Information” means, in relation to a Party, all information concerning the Party or its Affiliates, and in all cases, concerning their respective businesses and affairs (including for the avoidance of doubt, their intentions regarding the Transaction and in relation to Vendors, includes any information relating to the Excluded Assets), furnished by or on behalf of the Party or its Representatives to the other Party or its Representatives, regardless of the manner or time in which it has been or is furnished or obtained by the Party or its Representatives receiving the Confidential Information, but does not include information that:

(i)

is already published at the time of disclosure of such information or later becomes published or is otherwise readily available to the public at the time of disclosure of such information or becomes readily available, other than by a breach of this Agreement or the Confidentiality Agreement;

(ii)

is received by the Party or its Representatives on a bona fide basis from a Third Party who is not known by the Party or its Representatives who received such information to be bound by a duty of confidentiality or secrecy to the Party or its Representatives who provided such information;

(iii)

is proven to be known by the Party or its Representatives who received such information on a bona fide and non-confidential basis prior to disclosure hereunder or under the Confidentiality Agreement; or

(iv)	is proven by the Party or its Representatives who received such information to have been developed by that Party or its Representatives who received such information independently of such disclosure;

(ii)

“Credit Agreement” means the Credit Agreement effective as of October 5, 2018 among Vendor Parent, DCC, Bank of America, N.A, as administrative agent, swing line lender, letter of credit issuer and lender, and the other lenders and letter of credit issuers party thereto;

(jj)

“Curtailment Order” means a Ministerial Order issued to an operator by the Minister of Energy in the Province of Alberta specifying the combined amount of crude oil and crude bitumen such operator may produce in a calendar month pursuant to the Curtailment Rules;

(kk)

“Curtailment Rules” means the production curtailment rules issued by Order in Council 375/2018 dated December 3, 2018, amended on December 12 and 18, and January 30, 2019, by Orders in Council 434/18, 438/18 and 34/19 and are consolidated as Alberta Regulation 214/2018;

(ll)	“CWI” has the meaning ascribed to that term in Schedule “J”;

(mm)

“Data Room Information” means the information uploaded to the virtual data room on or before 5:00 p.m., May 27, 2019, established by or on behalf of Vendors in respect of the Transaction, which is contained on memory sticks delivered to Purchaser and receipt of which for the purposes of this definition has been acknowledged by Purchaser, together with information provided electronically prior to the execution hereof in response to questions and requests for information;

(nn)	“Derivatives” means the transactions described in section 1.1(nn) of the Disclosure Letter and the ISDA master agreements, confirmations and other agreements related thereto;

(oo)	“Devon AmaxCo” means Amax Petroleum of Canada LLC, a limited liability company organized under the laws of Delaware;

(pp)	“Devon NovaScotiaCo” means 3077580 Nova Scotia Company, an unlimited company incorporated under the laws of Nova Scotia;

(qq)	“Devon RainbowCo” means Scurry-Rainbow Oil (Sask) Ltd., a corporation incorporated under the laws of Saskatchewan;

(rr)	“Devon SubCo” means Devon Canada Subco Corporation, a corporation incorporated under the laws of Alberta;

(ss)

“Devon Trade-marks” means: (i) any trade-marks, trade-mark registrations, trade-mark applications, trade-names, logos and other indicia of source which (A) are owned by any of the Vendor Group and which have been used by Vendors in any manner including in connection with the Vendors’ Business; and (B) contain the “Devon” name or design; (ii) all variations and combinations thereof, including all trade-marks, trade-mark registrations, trade-mark applications, trade-names, logos or other indicia of source that are or would be confusingly similar thereto; and (iii) all goodwill attached to each of the foregoing;

(tt)

“Disclosure Letter” means the written disclosure letter delivered by Vendors to Purchaser prior to the execution hereof and receipt of which for the purposes of this definition has been acknowledged by Purchaser;

(uu)	“Effective Date” means the hour of 8:00 a.m. on January 1, 2019;

(vv)	“Employee Benefit Plan Trust” means the Devon Canada Corporation Employee Benefit Trust settled on April 19, 2006, as amended;

(ww)	“Employee Letter” means the written disclosure letter in respect of Employees, consultants and contractors delivered by DCC to Purchaser upon execution hereof and dated as of the date hereof;

(xx)

“Employee Plans” means all written plans, arrangements, agreements, programs, policies, practices or undertakings that give rise to a legal obligation, whether funded or unfunded, insured or uninsured, registered or unregistered, respecting pension, supplemental pension, retirement or other savings, life, disability, health, medical, dental or other welfare, supplemental unemployment benefit, bonus, profit sharing, share option or share purchase, insurance, incentive compensation, deferred compensation, change in control, retention, severance, income replacement, retiree life or medical, fringe or any other benefit, sponsored by or to which DCC is a party or is bound or in which employees or former employees of DCC, or any Predecessor Entities, participate or under which DCC has, or will have, any liability or contingent liability or pursuant to which any entitlement to payments or benefits may arise with respect to any Employees (or the spouses, dependents, survivors or beneficiaries of any such persons), but excluding statutory benefit plans in which DCC is required to participate;

(yy)

“Employee Retention Obligations” means the obligations of DCC to make payments to the Employees in respect of the Transaction for services rendered during the period prior to Closing, with such obligations crystallizing at the Closing Time, as further described in the Employee Letter;

(zz)	“Employees” has the meaning ascribed to that term in Section 11.1(a);

(aaa)	“Encumbrances” means all Royalties, Security Interests and other encumbrances of any kind or character whatsoever;

(bbb)

“Environment” means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components and “Environmental” has the corresponding meaning;

(ccc)	“Environmental Laws” means the Applicable Law and the common law as such relates to Environmental, health or safety matters;

(ddd)	“Environmental Liabilities” means the following obligations and liabilities of DCC and its Predecessor Entities:

(i)

Claims and Losses and Liabilities resulting from the past, present or future use, storage, holding, handling, transportation, release, spill, emission, leaching, off-site disposal, escape or migration of any substance or waste including any substance or waste regulated under Environmental Law;

(ii)	Claims and Losses and Liabilities resulting in respect of past, present or future pollution or contamination of, or damage or injury to, the Environment;

(iii)	obligations to test, monitor, remediate, protect or clean up the Environment; and

(iv)	Claims and Losses and Liabilities under Environmental Law; and

(v)	Abandonment and Reclamation Obligations;

including obligations to compensate Third Parties for losses, damage and injury in respect of any of the items set forth in (i) through (v);

(eee)	“Escrow Agreement” has the meaning ascribed to that term in Section 8.1(d);

(fff)	“Excluded Assets” means the assets and interests described in Schedule “J”;

(ggg)

“Field Office Assets” means all tangibles, including office furniture, computers, equipment and art, located at the premises subject to the Field Office Leases, together with all contracts, agreements, licences, permits, approvals, drawings (whether in electronic format or otherwise), authorizations, files, papers, and documents related to the Assets and including Books and Records, but excluding any Excluded Assets;

(hhh)	“Field Office Leases” means the following leases:

(i)	Lloydminster Lease Agreement dated August 1, 2018 between DCC and Indy Six Partnership; and

(ii)	Bonnyville Lease Agreement dated December 12, 2018 between DCC and 1457333 Alberta Ltd.;

(iii)	“Fundamental Representations” means the representations and warranties made pursuant to Sections 4.1(a) – 4.1(e) inclusive;

(jjj)	“GAAP” means U.S. generally accepted accounting principles and practices in effect from time to time;

(kkk)	“General Conveyance” means the general conveyance in substantially the same form as Schedule “G”;

(lll)

“Governmental Authority” means any federal, provincial, state, municipal, county or regional government, government authority or stock exchange or other law, regulation or rule-making entity, including any court, department, commission, bureau, board, tribunal, administrative agency or regulatory body of any of the foregoing, that exercises jurisdiction over the Assets, any member of the Vendor Group or any member of the Purchaser Group, as the case may be, or any of their respective properties or assets (including the Assets);

(mmm)	“GST” means the goods and services tax payable pursuant to the GST Act;

(nnn)	“GST Act” means the Excise Tax Act (Canada);

(ooo)

“Head Office Assets” means the Office Lease, and all tangibles, including office furniture, computers, equipment and art, located at the premises subject to the Office Lease, together with all contracts, agreements, licences, permits, approvals, drawings (whether in electronic format or otherwise), authorizations, files, papers and documents related to the Excluded Assets, but excluding the Books and Records;

(ppp)	“Indemnified Party” has the meaning ascribed to that term in Section 5.4;

(qqq)	“Indemnifying Party” has the meaning ascribed to that term in Section 5.4;

(rrr)	“Identified ROFRs” has the meaning ascribed to that term in Section 8.1(a);

(sss)	“Interest Amount” means the amount of interest defined in Section 2.11;

(ttt)

“Intellectual Property Rights” means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law or confidential-information law;

(uuu)

“Lands” means the right, title, estate and direct and indirect interest of DCC (whether absolute or contingent, legal or beneficial) in and to the lands contained within the White Map Area, including the lands set out and described in Schedule “A”;

(vvv)

“Leased Substances” means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the unit agreements or by or under the Title and Operating Documents (but only to the extent that the Title and Operating Documents pertain to the Lands);

(www)

“Licensed Seismic and Geophysical Data” means, in all cases, the entire right, title, estate and interest of Vendors in and to any and all of the licensed seismic in the Seismic Database, including any applicable microseismic data and electromagnetic/gravity data relating to such rights and data and all associated derivative information and interpretive reports relating to such rights and data. For the purposes of this definition, “derivative information” includes all structural and stratigraphic seismic interpretations, technical reports, field studies and reprocessed merged 3D surveys;

(xxx)	“Losses and Liabilities” means, in respect of a Person and in relation to a matter, any and all, but without duplication:

(i)

losses, costs, damages, expenses and charges (including all penalties, assessments and fines) that the Person suffers, sustains, pays or incurs directly or indirectly in connection with the matter and includes reasonable costs of legal counsel (on a full indemnity basis) and other professional advisors and reasonable out of pocket costs of investigating and defending Claims arising from the matter; and

(ii)

liabilities and obligations (whether under common law, in equity, under Applicable Law or otherwise; whether tortious, contractual, vicarious, statutory or otherwise; whether absolute or contingent; and whether based on fault, strict liability or otherwise) that the Person incurs as a result of the matter or in connection therewith;

but excluding all lost profits, punitive, exemplary, consequential and indirect losses and damages, except to the extent any such lost profits, punitive, exemplary, consequential and indirect losses and damages are included in any Third Party Claim against an Indemnified Party for which such Indemnified Party is entitled to indemnification under this Agreement. For certainty, except as otherwise provided for above, all lost profits are excluded from this definition of “Losses and Liabilities”, whether they are considered to be direct, consequential or indirect losses, and regardless of whether such lost profits were foreseeable by the Parties at any time or whether such lost profits were the direct and natural result of a Party’s breach of its obligations under this Agreement;

(yyy)

“Marketing and Midstream Agreements” means the agreements for the purchase, sale, delivery, processing, compression, treatment, gathering, storage or transportation of Petroleum Substances described under the heading “Marketing and Midstream Agreements” in Schedule “A”;

(zzz)	“Major Facilities” means the facilities described under the heading “Major Facilities” in Schedule “A”;

(aaaa)	“Material Agreement” means:

(i)

each agreement whereby Vendors are presently obligated to make a payment after the date hereof in excess of Five Million Dollars ($5,000,000) and Vendors cannot terminate such agreement prior to such payment;

(ii)	the Aboriginal Agreements; and

(iii)	the Marketing and Midstream Agreements;

but does not include any agreement to the extent it relates to, or is part of, the Excluded Assets;

(bbbb)

“Maximum Allowable Production Allowances” means, to the extent not already assigned by Vendors to a Third Party prior to the date hereof, the maximum monthly combined amount of crude oil and crude bitumen DCC may produce according to its Curtailment Orders;

(cccc)	“Miscellaneous Interests” means:

(i)

the right, title, estate and direct and indirect interest of DCC (whether absolute or contingent, legal or beneficial) in and to all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights, the Lands and the Tangibles, or any of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights, the Lands and the Tangibles, or any of them, including any and all of the following:

(A)	Title and Operating Documents;

(B)

all contracts, agreements, including the Material Agreements, books and records, licences, permits, approvals, drawings (whether in electronic format or otherwise), authorizations, files, papers and documents relating directly, in whole or in part, to the Petroleum Natural Gas Rights, the Tangibles, or any of them, or any item referred to in Sections (A) to (K) inclusive of this definition and any rights in relation thereto;

(C)	all contracts and agreements providing for the indemnification of any member of the Vendor Group or its Representatives by Third Parties to the extent pertaining to the Assumed Obligations;

(D)	the Field Office Leases;

(E)	the Surface Rights;

(F)

all subsisting rights to carry out any operations relating to the Lands and all lands that have been pooled or unitized therewith or lands upon which the Tangibles are located including all licences, rights of way, crossing agreements and easements;

(G)	all Wells, including the wellbores of and casing for the Wells;

(H)	all subsisting disposal and injection leases that relate to the Petroleum and Natural Gas Rights;

(I)

Books and Records, including all records, books, documents, licences, reports and data that relate to the Petroleum and Natural Gas Rights, the Operations, and the Tangibles, or any of them, including all geological, geophysical, engineering and other reports and data that relate thereto;

(J)	all legal and title opinions; and

(K)	the Maximum Allowable Production Allowances pursuant to DCC’s Curtailment Orders; and

(ii)	the right, title, estate and direct and indirect interest of Devon MarketingCo (whether absolute or contingent, legal or beneficial) in the Marketing and Midstream Agreements,

but excluding any Excluded Assets;

(dddd)	“Offers of Employment” has the meaning ascribed to that term in Section 11.1(a);

(eeee)	“Office Lease” means the Calgary Devon Tower Lease Agreement dated November 1, 2010, as amended, between DCC, Oxford Properties Group Inc. and CPP Investments Board Real Estate Holdings Inc.;

(ffff)	“Operations” means all operations by or on behalf of Vendors on or in respect of the Lands or lands pooled or unitized therewith or the Tangibles, including:

(i)	drilling, completing, testing, recompleting, deepening, plugging back, sidetracking, whipstocking, fracing, stimulating, injecting, equipping, operating, repairing and abandoning Wells;

(ii)	construction, repair, expansion, decommissioning, maintenance and operation of Tangibles;

(iii)	producing, gathering, compressing, dehydrating, scrubbing, processing, treating, separating, extracting, collecting, refrigerating, measuring, storing, transporting or shipping Petroleum Substances;

(iv)	geological and geophysical activities; and

(v)	abandonment, reclamation, remediation and restoration operations;

(gggg)	“Outside Date” means September 1, 2019;

(hhhh)	“Party” means a party to this Agreement;

(iiii)	“Parent PSA Guarantee” means the guarantee of Vendor Parent delivered contemporaneously with the execution of this Agreement;

(jjjj)

“Parental Support” means the guarantees or letters of credit provided: (i) by or on behalf of the Vendor Group for the benefit of Vendors; or (ii) for the account of Vendors and guaranteed by the Vendor Group listed in Schedule “I”;

(kkkk)	“Permitted Encumbrances” means:

(i)

easements, rights of way, servitudes, restrictions or other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables;

(ii)

the rights reserved to or vested in any grantor, government or other public authority by the terms of any lease, franchise, grant or permit or by any Applicable Law, including any rights to terminate any lease, franchise, grant or permit or require annual or other periodic payments as a condition of the continuance thereof;

(iii)	liens for Taxes that are not due or delinquent or the validity of which is being diligently contested in good faith by Vendors;

(iv)

the Applicable Law and any rights reserved to or vested in any Governmental Authority to control, limit or regulate any of the Vendors’ Business in any manner, including legally binding requirements imposed by any Applicable Law or Governmental Authority;

(v)	rights reserved to or vested in any Governmental Authority to levy Taxes on the Assets or the income therefrom;

(vi)

undetermined or inchoate liens (including processors’, operators’, mechanics’, builders’, materialmen’s and similar liens) incurred or created as security in favour of a Person conducting Operations in respect of any of the Assets arising in the ordinary course of business;

(vii)

the reservations, limitations, provisos and conditions in any grants or transfers from the Crown or any other Governmental Authority in respect of any of the Lands or lands pooled or unitized therewith or interests therein and exceptions to title under any of the Applicable Law;

(viii)	penalties, conversion rights, Royalties, liens, adverse claims, reductions in interests, other burdens and other claims arising in the ordinary course of business;

(ix)	the terms and conditions of, or rights and obligations arising under, the Title and Operating Documents;

(x)

liens incurred or created in the ordinary course of business as security in favour of the Person who is conducting or participating in the development of the operation of the property to which such liens relate for Vendors’ proportionate share of costs and expenses of such development or operation for which payment is not yet due;

(xi)	pre-emptive or preferential rights of purchase, rights of first refusal or other restrictions on transfer arising under any agreements applicable to the Assets;

(xii)	any Security Interest held by any Third Party encumbering any Third Party interest in and to the Lands or lands pooled or unitized therewith or any part or portion thereof;

(xiii)	any Security Interest affecting any of Vendors’ interest in any of the Assets in respect of which a discharge or “no further interest” letter is delivered at or before Closing; and

(xiv)	trust obligations incurred in the ordinary course of business;

(llll)

“Person” means an individual, a corporation, a partnership (whether limited or general), a joint venture, a trust, an association, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative or any other juridical entity;

(mmmm)

“Personal Information” means information about an identifiable individual, excluding any business contact information when used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession (such as the individual’s name, position name or title, work address, work telephone number, work fax number or work electronic address);

(nnnn)	“Petroleum and Natural Gas Rights” means the right, title, estate and direct and indirect interest of DCC (whether absolute or contingent, legal or beneficial) in and to the following interests:

(i)	rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances from any of the Lands or lands pooled or unitized therewith;

(ii)	royalties, production payments, net profits interests, carried interests and similar rights to:

(A)	a share of the production of Petroleum Substances from any of the Lands (including Petroleum Substances injected into but not produced from Lands or lands pooled or unitized therewith); or

(B)	a share of the proceeds of sale of, or to payments calculated by reference to the quantity or value of, Petroleum Substances produced from Lands or lands pooled or unitized therewith; and

(iii)	rights to acquire any of the rights described in subparagraph (i) or (ii) of this definition;

whether known as working interests, leasehold interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, or economic interests, including:

(iv)	fractional or undivided interests in any of the foregoing; and

(v)	the interests of DCC described in Schedule “A” insofar as they relate to the Lands;

(oooo)

“Petroleum Substances” means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including sulphur;

(pppp)	“PhillipsCo” means Phillips Morrison Resources Ltd., a corporation incorporated under the laws of Alberta;

(qqqq)

“Predecessor Entities” means all Persons, whether or not in existence, that each Vendor has succeeded in interest, right, obligation or liability to by operation of law, contract or otherwise, including through merger, consolidation, amalgamation, dissolution, wind-up, liquidation or similar transaction;

(rrrr)

“Prime Rate” means an annual rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of Royal Bank of Canada as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada;

(ssss)	“Proprietary Seismic and Geophysical Data” means in all cases:

(i)	all of DCC’s interest in one hundred percent (100%) proprietary seismic data listed under the heading “Exclusive Data” in Schedule “E”;

(ii)	all of DCC’s interest in partnership proprietary seismic data listed under the heading “Non-Exclusive Data” in Schedule “E”; and

all other proprietary, sale and trading rights in records, books, documents, licenses, reports and data relating to such rights and data, as well as any applicable microseismic data and electromagnetic/gravity data forming a part of such rights and data;

(tttt)	“Proscribed Recipient” has the meaning ascribed to that term in Section 12.20(a);

(uuuu)	“Purchaser Group” means Purchaser and its Affiliates collectively, or any one or more of them;

(vvvv)	“Purchaser’s Losses” means all Claims or Losses and Liabilities incurred or suffered by the Purchaser Group;

(wwww)

“Related Parties” means with respect to any member of the Vendor Group, any member of the Purchaser Group or an Indemnified Party, as the case may be, its equity holders, directors, officers and employees;

(xxxx)

“Representatives” means, with respect to any of the Vendor Group or any of the Purchaser Group, as the case may be, its Affiliates, and the respective directors, officers, servants, agents, professional advisors, employees, consultants and representatives of any of the Vendor Group or any of the Purchaser Group, as the case may be, and its Affiliates;

(yyyy)	“Retained Employees” means no more than ten (10) Employees which will be identified by Vendors to Purchaser no later than fourteen (14) days after the date hereof;

(zzzz)	“Retained Obligations” means, all obligations not expressly assumed by Purchaser under this Agreement, including, collectively:

(i)

all obligations, Claims and Losses and Liabilities of Vendors and each of their Predecessor Entities, of any kind or nature whatsoever, whether arising, occurring or accruing before, on or after the Effective Date, that:

(A)	are directly related to the Excluded Assets;

(B)	do not pertain to the Assets or Operations, unless such obligations, Claims, and Losses and Liabilities are included in Assumed Obligations;

(C)	pertain to the Environmental Liabilities arising under the CWI; or

(D)	the Claims listed in the Disclosure Letter under the heading “Additional Disclosure” under sections A and B, other than the Scheduled Claims;

(ii)	Severance Obligations related to the Retained Employees;

(iii)	Retained Tax Matters; and

(iv)	obligations to repay borrowed money and any interest, fees and charges that relate to such borrowed money;

(aaaaa)

“Retained Tax Matters” means, except as set forth in Sections 2.9(a), 2.9(b), 2.9(c), and 2.9(d), all rights and obligations of Vendors for Taxes (other than property, transfer, licence and production taxes or carbon taxes that relate to the purchase and ownership of the Assets by Purchaser, and royalties payable related to production from the Assets from the Effective Date until the Closing Time) arising under any Applicable Law;

(bbbbb)

“ROFR” means a right of first refusal, right of first offer or other pre-emptive or preferential right of purchase or similar right to acquire the Assets or any of them that may become operative by virtue of this Agreement or the completion of the Transaction;

(ccccc)	“ROFR Holder” means the holder of a ROFR, but shall exclude the Shallow Rights Option;

(ddddd)	“ROFR Value” has the meaning ascribed to that term in Section 8.1(a);

(eeeee)

“Royalties” means all royalties, burdens, profits interests, production payments and similar interests reserved or payable (by way of a share in production of Petroleum Substances or by way of money) to the Crown, lessors and other Persons in respect of or relating to the production or sale of Petroleum Substances;

(fffff)	“Scheduled Assets” means those portions of the Petroleum and Natural Gas Rights, Tangibles, and Miscellaneous Interests that are specifically set out and listed under such headings in Schedule “A”:

(ggggg)	“Scheduled Claims” means those Claims that are set forth in Schedule “B”;

(hhhhh)

“Schwipers Well Injection System” means any invention known as “Schwipers” or “Schwipers Well Injection and Production Method and System”, all embodiments thereof, all confidential information therein, and all materials and other documentation associated therewith, together with any intellectual property rights in each of the foregoing, including, any rights associated with or arising from: (i) Canadian patent application numbers 2,900,968 and 2,937,865; (ii) US patent application numbers 14/767,351, 15/222,090 and 15/376,322; and (iii) Mexican patent application numbers 2015/010395 and 2016/009840;

(iiiii)

“Security Interest” means any mortgage, charge, pledge, lien, hypothec, assignment by way of or in effect as security, title retention, arrangement or other security interest, but excluding any conditional sale agreement, lease or capital lease, entered into in the ordinary course of business;

(jjjjj)	“Seismic Database” means DCC’s seismic database which contains all details and inventories concerning all of the seismic and geophysical data of DCC;

(kkkkk)

“Severance Obligations” means all Claims and Losses and Liabilities arising in respect of the cessation or termination of an Employee’s employment with DCC, including to the extent applicable, statutory termination pay, statutory severance pay, compensation in lieu of notice at common law and damages for wrongful dismissal and amounts payable under an employment agreement;

(lllll)	“Shallow Rights Option” means a ROFR arising under the agreement described in section 1.1(lllll) of the Disclosure Letter;

(mmmmm)	“Sold IP” means any Intellectual Property Rights to the extent owned by Vendors other than the Excluded Assets;

(nnnnn)

“Specific Conveyances” means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendors in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendors with respect to the Assets;

(ooooo)

“Subsequently Transferred Employees” means those Employees identified by Vendors to Purchaser no later than fourteen (14) days after the date hereof which are reasonably required by Vendors in order for them to be able to comply with their covenants in Section 10.3 or the Transition Services Agreement, as applicable;

(ppppp)	“Subsidiaries” means Devon AmaxCo, Devon MarketingCo, Devon NovaScotiaCo, Devon RainbowCo and Devon SubCo;

(qqqqq)	“Subsidiaries Shares” means all of the issued and outstanding shares or equity interests in the capital of the Subsidiaries;

(rrrrr)

“Surface Rights” means rights of DCC to enter upon, use, occupy and enjoy the surface of the Lands, any lands with which the Lands have been pooled or unitized, any lands upon which the Wells in which DCC has an interest or the Tangibles are located and any lands used to gain access thereto, in each case for purposes related to the use or ownership of the Petroleum and Natural Gas Rights, the Tangibles or the Wells, whether the same are held by right-of-way, easements, crossing rights or otherwise;

(sssss)	“Survival Period” means:

(i)	with respect to the Fundamental Representations, the limitations period applicable in the Limitations Act (Alberta); and

(ii)	with respect to any other indemnification provided in Sections 5.1(a) and 5.1(b), a period of twelve (12) months starting on the Closing Date;

(ttttt)

“Take or Pay Obligations” means, other than in respect of transportation obligations, obligations to sell or deliver Petroleum Substances or any of them without being entitled in due course to receive and retain full payment for such Petroleum Substances;

(uuuuu)

“Tangibles” means the right, title, estate and direct and indirect interest of Vendors (whether absolute or contingent, legal or beneficial) in and to those tangibles listed in Schedule “A”, including the Major Facilities, and to all other tangible depreciable property, including any apparatus, plant, equipment, machinery and field inventory, used or intended for use in, or otherwise useful in exploiting any Petroleum and Natural Gas Rights from or within the Lands and located within, upon or in the vicinity of the Lands, including all gas plants, oil batteries, buildings, camps, structures, fresh and produced water facilities, production equipment, production storage facilities, pipelines, flow lines, gathering lines and systems, pipeline connections, meters, generators, motors, compressors, treaters, scrubbers, dehydrators, separators, pumps, tanks, boilers, communication equipment (including switches, routers, radios, modems and SCADA equipment) and all salvageable equipment pertaining to any wells, vehicles (including ATVs and snowmobiles), equipment in inventory or in corporate storage yards, equipment used by field personnel in respect of the Assets, and Field Office Assets, but excluding any Excluded Assets;

(vvvvv)

“Tax” or “Taxes” means all taxes, fees, stamp taxes, duties, levies and other charges and assessments, together with any interest, fines, or penalties, with respect thereto, charged or imposed by any Governmental Authority, including all federal, provincial, territorial, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, employment, social security, license, payroll, withholding, production, value-added, GST and other taxes, assessments, charges, duties, fees, levies and governmental charges of any kind whatsoever;

(wwwww)	“Tax Act” means the Income Tax Act (Canada) and any applicable provincial income tax law;

(xxxxx)	“Third Party” means any Person other than the Vendor Group or the Purchaser Group;

(yyyyy)	“Threshold Amount” has the meaning ascribed to that term in Section 5.6(a)(iii);

(zzzzz)	“Third Party Claim” has the meaning ascribed to that term in Section 5.4;

(aaaaaa)	“Title Documents” means, collectively:

(i)	the Certificates of Title pursuant to which DCC holds fee simple interests in any mines and minerals within, under or upon any of the Lands; and

(ii)

the freehold and Crown petroleum and natural gas leases, licences and permits and similar instruments pursuant to which DCC’s petroleum and natural gas rights, other than those described in paragraph (i), are derived, including those set forth in Schedule “A”;

(bbbbbb)	“Title and Operating Documents” means:

(i)	the Title Documents;

(ii)	all agreements relating to the acquisition, ownership, operation or exploitation of the Petroleum and Natural Gas Rights, Tangibles or Wells, including:

(A)

operating agreements, royalty agreements, farm-out or farm-in agreements, option agreements, participation agreements, pooling agreements, unit agreements, unit operating agreements, assignments, trust declarations, sale and purchase agreements and asset exchange agreements;

(B)	the Marketing and Midstream Agreements and all other agreements for the purchase, sale or delivery of Petroleum Substances;

(C)	agreements pertaining to the Surface Rights;

(D)	agreements for the construction, ownership and operation of the Tangibles;

(E)

service agreements for the treating, gathering, storage, transportation or processing of Petroleum Substances or other substances, the injection or subsurface disposal of other substances, the use of well bores or the operation of any Tangibles or Wells by a Third Party; and

(F)	permits and other approvals, authorizations or licences required under Applicable Law in respect of the Tangibles or Petroleum and Natural Gas Rights;

(iii)

and any other documents or agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands or lands pooled or unitized therewith;

(cccccc)	“Transaction” means the entering into of this Agreement and the sale of the Assets by Vendors to Purchaser pursuant to this Agreement;

(dddddd)

“Transferred Information” means any Personal Information disclosed or conveyed to one Party hereto or any of its representatives or agents (a “Receiving Party”) by or on behalf of another Party hereto (a “Divulging Party”) as a result of or in conjunction with the transactions contemplated by this Agreement, and includes any Personal Information disclosed to a Receiving Party by a Divulging Party prior to the execution of this Agreement;

(eeeeee)	“Transition Services Agreement” has the meaning ascribed to that term in Section 10.3(a);

(ffffff)	“Unexpired ROFRs” has the meaning ascribed to that term in Section 8.1(d);

(gggggg)	“Unexpired Shallow Rights Option” has the meaning ascribed to that term in Section 8.2(c);

(hhhhhh)	“Unscheduled Assets” has the meaning ascribed to that term in Section 1.5(a);

(iiiiii)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

(jjjjjj)	“U.S. Securities Act” means the United States Securities Act of 1933;

(kkkkkk)

“Vendors’ Business” means the business, operations and undertakings of Vendors, including the Operations, business, operations and undertakings conducted by the Employees, including at DCC’s head office, and the ownership, possession, operation and use of the Assets;

(llllll)	“Vendor Parent” means Devon Energy Corporation, a corporation incorporated under the laws of Delaware;

(mmmmmm)	“Vendor Group” means Vendors, Vendor Parent, and all other Affiliates of Vendor Parent, collectively, or any one or more of them;

(nnnnnn)

“Wells” means all of DCC’s interest in wells located within the White Map Area, and all wells in the White Map Area in respect of which DCC has an obligation, including producing, shut-in, abandoned, reclaimed, water source, water disposal and water injection wells, and without limiting the generality of the foregoing, includes the well or wells, if any, set out in Schedule “A” under the heading “Wells”; and

(oooooo)	“White Map Area” means the geographic area comprised of Canada, including any Canadian offshore areas.

1.2	Interpretation

Unless otherwise stated or the context otherwise necessarily requires, in this Agreement:

(a)

the insertion of headings and the table of contents are not to be considered part of this Agreement and are included solely for convenience of reference only, not intended to be full or accurate descriptions of the contents thereof and shall not affect the construction or the interpretation of this Agreement;

(b)

if there is any conflict or inconsistency between a provision in the body of this Agreement and that contained in a Schedule or any specific conveyance, assignment, transfer, novation or other document or instrument pertaining to the Transaction the provision in the body of this Agreement shall prevail;

(c)

references herein to any agreement, document or instrument, including this Agreement, shall be a reference to the agreement, document or instrument as varied, amended, modified, supplemented or replaced and in effect from time to time in accordance with the terms thereof;

(d)

references to any Applicable Law (including any statute referenced in this Agreement) means such Applicable Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and references to any section or other provision of any Applicable Law means that provisions of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision; provided that any reference to Applicable Law used in Section 4.1 shall refer to such Applicable Law as of the date hereof or the date of the Bring Down Certificate delivered in connection with the Closing;

(e)	if a word is defined in this Agreement, a derivative of that word shall have a corresponding meaning;

(f)	any capitalized terms used in any exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement;

(g)	references to any Person (including any Governmental Authority) include such Person’s permitted successors and assigns;

(h)	any reference to a Person in a particular capacity is and is deemed to be a reference to that Person in that capacity and not in any other capacity;

(i)	the term “the date hereof” means the date on the first page of this Agreement;

(j)	the terms “in writing” or “written” include printing, typewriting, electronic mail and facsimile transmission;

(k)	words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(l)	a reference to time shall, unless otherwise specified, refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force in Alberta;

(m)	“including”, “includes” and like terms mean “including without limitation” and “includes (or include) without limitation”;

(n)	the terms “this Agreement”, “hereof”, “hereunder” “herein”, “hereby”, “hereto” and similar expressions refer to this Agreement in its entirety including the Schedules;

(o)

unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections, are to Articles and Sections of this Agreement and references herein to Schedules are references to Schedules to this Agreement;

(p)	unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars;

(q)

where an accounting term is used in this Agreement in connection with an obligation, covenant, representation or warranty of Vendors, and is not defined herein, such term will have the meaning given to it under GAAP;

(r)

unless otherwise specified herein, or as the context may require, computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period; and

(s)

where any payment is to be made, or any other action is to be taken, on or as of a day that is not a Business Day, then unless otherwise provided herein, such payment is to be made, or the other action is to be taken, as applicable, on or as of the next following Business Day.

1.3	Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule “A”	–	Scheduled Assets
Schedule “B”	–	Scheduled Claims
Schedule “C”	–	Form of Bring Down Certificate of Vendor
Schedule “D”	–	Form of Bring Down Certificate of Purchaser
Schedule “E”	–	Proprietary Seismic and Geophysical Data
Schedule “F”	–	2019 Work Program and Budget
Schedule “G”	–	General Conveyance
Schedule “H”	–	ROFR Notice
Schedule “I”	–	Parental Support
Schedule “J”	–	Excluded Assets

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.4	Knowledge or Awareness

(a)

Each reference to the knowledge or awareness of Vendors includes only the actual knowledge or awareness of David G. Harris, Senior Vice President of Vendor Parent, and Jeremy D. Humphers, Senior Vice President of Vendor Parent, in each case after the due inquiry of the Annex Employees and such Persons who the Annex Employees specifically direct such Persons to make inquiries of, and in each case does not include knowledge and awareness of any other Person or any constructive or imputed knowledge or awareness nor any obligation to make inquiry of any Person (other than the Annex Employees) or the files and records of any Person.

(b)

Each reference to the knowledge or awareness of Purchaser includes only the actual knowledge or awareness of Ron Laing, Senior Vice President, Corporate Development & Land, Betty Yee, Vice President, Land and Paul Mendes, Vice-President, Legal, General Counsel & Corporate Secretary, and in each case without any obligation to make any further inquiry, and does not include knowledge and awareness of any other Person or any constructive or imputed knowledge or awareness nor any obligation to make inquiry of any Person or the files and records of any Person.

1.5	White Map Area

(a)

The Parties acknowledge and agree that it is their intention that, in addition to those Assets included and specified in the Schedules hereto, the Assets shall include Vendors’ entire interest in and to all assets falling within the White Map Area, other than Excluded Assets (any of such additional unscheduled Assets, including all rights and interests that may be owned by Vendors, if any, being the “Unscheduled Assets”), and that the Adjusted Purchase Price includes consideration for such Unscheduled Assets.

(b)

Provided Closing occurs, Vendors, on behalf of themselves and the Vendor Group, disclaim any right, title, or interest in and to all of the Assets and the Assumed Obligations. Nothing in the preceding sentence shall derogate from any right or obligation of either Party, as set forth in this Agreement, and, except as set forth in Section 4.1 (and subject to Section 4.2), Vendors make no representation or warranty as to the existence, extent or value of any such other assets, rights or interests.

(c)

To the extent that any Unscheduled Assets are identified by either Party after the Closing Date, the Parties shall, and shall cause their Affiliates to, use all reasonable efforts to provide confirmation to Purchaser or a Third Party, if necessary, that Purchaser has acquired such Unscheduled Assets, and to take such additional steps as are necessary to specifically convey Vendors’ interest in such Unscheduled Assets to Purchaser.

ARTICLE 2

PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale

(a)

Vendors hereby agree to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendors, all of the Assets, and Purchaser hereby agrees to assume the Assumed Obligations, subject to and in accordance with the terms of this Agreement.

(b)

Purchaser acknowledges and agrees that notwithstanding anything to the contrary herein contained, the Excluded Assets do not constitute part of the Assets and as a result, Purchaser further acknowledges and agrees that any representations, warranties, covenants and indemnities provided by Vendors in this Agreement are to be accordingly interpreted and construed.

(c)

In determination of the Base Purchase Price payable for the Assets, Vendors and Purchaser are in agreement that the extent and value of past, present and future Environmental Liabilities as are embedded in the Assets are unknown as of the Closing Date, and Vendor and Purchaser have not attributed a specific or agreed to value with regard to either (i) such liabilities, or (ii) the indemnities provided for in this Agreement.

2.2	Closing

Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendors’ interest in and to the Assets shall be deemed to pass from Vendors to Purchaser at the Closing Time. Subject to the terms of this Agreement, the Parties shall execute the General Conveyance set out in Schedule “G” at Closing. Closing shall not conclude until the Closing Payment has been deposited into the account(s) specified by Vendors in accordance with Section 2.5.

2.3	Specific Conveyances

(a)

Vendors shall use commercially reasonable efforts, using existing Employees and resources and having regard for their other duties, to prepare in advance of the Closing Date the Specific Conveyances, at their cost, none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement. Vendors agree to use commercially reasonable efforts to prioritize certain Specific Conveyances in advance of Closing for which Purchaser has made a reasonable request. To the extent available, Vendors shall make drafts of the Specific Conveyances available for Purchaser’s review not less than five (5) Business Days prior to Closing. Vendors shall deliver such Specific Conveyances as they are able to prepare at Closing. Purchaser agrees after Closing to prepare any Specific Conveyances not so delivered at Closing; provided that Vendors shall cooperate with Purchaser in the preparation of same, having regard to the limited resources Vendors will have post-Closing. Forthwith after execution of the Specific Conveyances, Purchaser shall circulate and register, as the case may be, the Specific Conveyances that by their nature may be circulated or registered and Purchaser shall be responsible for any registration costs.

(b)

In the case of any Specific Conveyances that are transfers of permits, licenses or Crown lease transfers which may be, or are required to be, filed electronically with the applicable Governmental Authority, promptly following Closing and in any event, within five (5) Business Days following Closing, Vendors shall use commercially reasonable efforts, having regard to its limited resources post-Closing, to submit electronic transfers for such permits, licenses and Crown leases and Purchaser shall accept such electronic transfers from Vendors without delay, provided that, if Purchaser in good faith determines or believes that any of the electronic transfers are not complete and accurate, or the applicable Governmental Authority refuses to process any such transfers because of some defect therein, the Parties shall cooperate to duly complete or to correct such incomplete or inaccurate electronic transfers as soon as practicable and, thereafter, Vendors shall use commercially reasonable efforts to promptly re-submit such electronic transfers and Purchaser shall accept such electronic transfers from Vendors without delay.

2.4	Title and Operating Documents and Miscellaneous Interests

(a)

Not later than two (2) months after Closing, and subject to the terms of this Agreement and the Transition Services Agreement, Purchaser shall, at its sole cost, remove from the premises subject to the Office Lease and the Calgary Warehouse Lease all Books and Records and the Title and Operating Documents relating to the Assets and all other files, records and other documents and materials relating to the Assets and included in the Miscellaneous Interests; provided that Vendors shall make the aforementioned files and records available to Purchaser prior to removal of such files pursuant to the terms of the Transition Services Agreement. No later than two (2) months after Closing, DCC shall deliver to Purchaser all electronic Books and Records and electronic Title and Operating Documents relating to the Assets and all other electronic files, records and documents included in the Miscellaneous Interests.

(b)

Notwithstanding anything contained herein to the contrary, Vendors shall be entitled to retain, at their sole cost, copies of any Books and Records, Tax Returns, accounts, financial materials, information and data:

(i)	necessary or desirable to enable Vendors to fulfill their obligations under this Agreement; or

(ii)	that pertain to matters for which Vendors are, or may reasonably be considered to be, providing an indemnification under this Agreement.

2.5	Form of Payment

All payments to be made pursuant to this Agreement and all amounts referred to in this Agreement shall be in Canadian funds. All payments to be made pursuant to this Agreement shall be made by wire transfer using the wire information provided to Purchaser not later than three (3) Business Days prior to the Closing Time by Vendors.

2.6	Adjusted Purchase Price

The aggregate consideration to be paid by Purchaser to Vendors for the Assets shall be the Base Purchase Price plus the Interest Amount, if any, plus or minus the amount of the adjustments pursuant to Article 6 (the “Adjusted Purchase Price”). At Closing, Purchaser shall pay to Vendors the Closing Payment.

2.7	Allocation of Base Purchase Price

Subject to Section 2.8, the Parties shall allocate the Base Purchase Price as follows:

(a) to the Miscellaneous Interests:	Ten Dollars ($10.00)

(b) to the Petroleum and Natural Gas Rights:	Two Billion Nine Hundred Fifty-Six Million Eight Hundred Thousand Dollars ($2,956,800,000)

(c) to the Tangibles:	Seven Hundred Thirty-Nine Million One Hundred Ninety-Nine Thousand Nine Hundred Ninety Dollars ($739,199,990)

(d) to the Proprietary Seismic and Geophysical Data:	Seventy-Nine Million Dollars ($79,000,000)

TOTAL	Three Billion Seven Hundred Seventy-Five Million Dollars ($3,775,000,000)

2.8	Allocation of Adjusted Purchase Price between Vendors

The Adjusted Purchase Price will be allocated between the Vendors as agreed to by the Parties, acting reasonably, prior to the Closing Time.

2.9	GST and Sales Taxes

(a)

Purchaser shall be solely responsible for any GST, provincial and territorial sales tax and other taxes and governmental fees and charges (excluding income tax payable by Vendors) pertaining to Purchaser’s acquisition of the Assets (other than the Petroleum and Natural Gas Rights that are exempt from GST pursuant to subsection 162(2) of the GST Act) pursuant hereto and shall remit any such taxes, fees and charges not collected by Vendors pursuant to Section 2.9(b) or 2.9(c) and any interest and penalties payable in respect of such uncollected taxes, fees and charges to the applicable Governmental Authority according to Applicable Law. Prior to the Closing Time, Vendors, acting reasonably, will provide Purchaser with Vendors’ allocation by jurisdiction of the Base Purchase Price amongst the categories of Assets specified in Section 2.7 which are subject to provincial or territorial sales tax.

(b)

Purchaser shall pay to Vendors the GST payable in respect of the purchase of the Assets (other than any real property, on which Purchaser shall self-assess the applicable GST, and the Petroleum and Natural Gas Rights that are exempt from GST pursuant to subsection 162(2) of the GST Act) by Purchaser pursuant hereto which Vendors shall remit to the applicable Governmental Authority according to Applicable Law, and Vendors shall provide Purchaser with reasonable notice and evidence of the fact that such amounts were remitted on a timely basis. Each Party represents that its GST registration number is:

DCC	10020 3223 RT0001

Devon MarketingCo	80678 0334 RT0001

Purchaser	12134 6357 RT0001

(c)

In addition to any GST payable pursuant to Section 2.9(b), if, under Applicable Law, Vendors are required to collect any transfer Taxes, sales Taxes, use Taxes, harmonized sales Taxes, registration fees, duties, government filing or recording fees payable upon and in connection with the sale, assignment, conveyance and transfer of the Assets to the Purchaser, then Purchaser shall pay the amount of those taxes or fees to Vendors at Closing and Vendors shall cause those amounts to be remitted in the manner required by Applicable Law, and Vendors shall provide Purchaser with reasonable notice and evidence of the fact that such amounts were remitted on a timely basis. The failure of Vendors to collect any such amounts from Purchaser at Closing will not affect Purchaser’s liability for the payment thereof.

(d)

If the amount of any tax or fee referred to in this Section 2.9 is adjusted as a result of any audit or determination by any Governmental Authority, then any increase or decrease and any related penalties and interest paid or received shall be paid by or received by Purchaser.

2.10	Competition Act

(a)	Without limiting Section 3.3:

(i)

Purchaser shall file with the Commissioner a request for an advance ruling certificate under section 102(1) of the Competition Act in respect of the Transaction within one (1) Business Day of execution of this Agreement. In addition to such request, upon a request from Purchaser, the Parties shall, within five (5) Business Days of such request, notify the Commissioner of the Transaction under section 114 of the Competition Act.

(ii)	each Party:

(A)	shall promptly furnish to the other Party such information and assistance as may be reasonably requested by such Party in connection with obtaining the Competition Act Approval;

(B)

shall cooperate, assist and consult with the other Party in connection with the preparation and submission of all applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries to be made to or with Canadian Governmental Authority) as may be necessary or desirable in connection with obtaining the Competition Act Approval, shall provide the other Party a reasonable advance opportunity to comment thereon, shall consider those comments in good faith and shall provide final, submitted copies thereof to the other Party; and

(C)

shall promptly inform the other Party of any communication received from any Canadian Governmental Authority and use commercially reasonable efforts to respond promptly to any requests for information or inquiries from any Canadian Governmental Authority in respect of obtaining the Competition Act Approval.

(b)

None of the Parties shall participate in any meeting or discussion with any Canadian Governmental Authority in respect of obtaining the Competition Act Approval unless it consults with the other Party in advance and, to the extent permitted by the applicable Canadian Governmental Authority, gives the other Party a reasonable opportunity to attend and participate in any such meeting or discussion.

(c)	Purchaser shall be responsible for and shall pay the filing fee payable in connection with obtaining the Competition Act Approval.

(d)

Notwithstanding any provision in this Agreement, including Sections 2.10(a) and (b), no Party (the “Disclosing Party”) shall be required to disclose to the other Party any information, that in the opinion of the Disclosing Party, acting reasonably, is competitively sensitive, provided, (i) external counsel to such other Party shall have access to such information and (ii) the Disclosing Party shall provide to the other Party a redacted version of any such application, notice, filing, submission, undertaking, correspondence or communication (including responses to requests for information and inquiries from any Canadian Governmental Authority) which contains such competitively sensitive information.

2.11	Interest Amount

If the Closing Date is a date after June 30, 2019, at Closing, Purchaser shall pay to Vendors an amount equal to the interest that would have accrued on the Base Purchase Price, at the Prime Rate calculated daily and not compounded, from and including July 1, 2019 to and including the day prior to the Closing Date (the “Interest Amount”), which amount shall constitute an increase to the Adjusted Purchase Price and shall be allocated to the Petroleum and Natural Gas Rights.

2.12	Intellectual Property

(a)	The Parties acknowledge that Vendors rely on the Sold IP along with other Intellectual Property Rights for the purposes of operating the Assets, including:

(i)	Intellectual Property Rights owned by the Vendor Group, which are subject to Section 2.12(b);

(ii)	Intellectual Property Rights licensed to any member of the Vendor Group and utilized by Vendors in the Vendors’ Business, which are subject to Section 2.12(c); and

(iii)	Intellectual Property Rights licensed to Vendors from a Third Party (other than Intellectual Property Rights referred to in (ii) above), which are subject to Section 2.12(d).

For the purposes of this Section 2.12, Licensed Seismic and Geophysical Data shall be deemed not to be Intellectual Property Rights.

(b)

Effective as of the Closing Time, and provided Closing occurs, Vendors, on behalf of themselves and the Vendor Group, grant to Purchaser a perpetual, non-exclusive, royalty-free license to use any and all Intellectual Property Rights owned by the Vendor Group, including the “Schwipers” Well Injection System, but solely to the extent that: (i) the Vendor Group has the right to grant such license; and (ii) such Intellectual Property Rights are currently being used by Vendors in the Vendors’ Business. For the avoidance of doubt, Purchaser acknowledges and agrees that the foregoing license is granted on an “as is” and “where is” basis, and without any representation or warranty whatsoever.

(c)

Vendors make no representation or warranty whatsoever as to the ability of Purchaser to use, after Closing, any Intellectual Property Rights licensed to any of the Vendor Group and utilized by Vendors in the Vendors’ Business, provided that Vendors shall use commercially reasonable efforts, but with no incremental cost to them or the Vendor Group, to make available such Intellectual Property Rights to the extent necessary to provide the services under, and for the term set forth in Section 10.3 or the Transition Services Agreement, as applicable. Effective as of the Closing Time, and provided Closing occurs, Vendors, on behalf of themselves and the Vendor Group, covenant not to take any legal action whatsoever against Purchaser arising from its use of the Vendors’ or the Vendor Group’s Confidential Information in respect of any Residual Knowledge used by Purchaser after Closing; provided always that any such use of Residual Knowledge is within the license granted under Section 2.12(b) above. For the purposes of this Section 2.12(c), “Residual Knowledge” means any intangible know-how or other information of a general nature which is retained in the unaided memories of Employees.

(d)

Vendors make no representation or warranty whatsoever as to the ability of Purchaser to continue to use after Closing any Intellectual Property Rights or other rights licensed from a Third Party, and Purchaser acknowledges and accepts that the continued use of any such rights may require the payment of fees or other amounts to Third Parties in order to continue the use of such Intellectual Property Rights after Closing.

2.13	Seismic and Geophysical Data

Vendors make no representation or warranty whatsoever as to the ability of Purchaser to continue to use the Licensed Seismic and Geophysical Data after Closing and Purchaser acknowledges and accepts that the continued use of any such Licensed Seismic and Geophysical Data by Purchaser may require the payment of fees or other amounts to Third Parties in order to continue the use of such Licensed Seismic and Geophysical Data after Closing.

2.14	Vendor Parental Guarantee

In consideration of, and as an inducement for, Purchaser entering into this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vendors have delivered to Purchaser the Parent PSA Guarantee contemporaneous with the execution of this Agreement.

ARTICLE 3

CONDITIONS OF CLOSING

3.1	Purchaser’s Conditions

(a)

The obligation of Purchaser to close and complete the Transaction is subject to satisfaction of the following conditions precedent, which are for the exclusive benefit of Purchaser, each or all of which may be waived in whole or in part at the discretion of Purchaser.

(i)	Competition Act Approval: The Competition Act Approval shall have been obtained and not have been revoked.

(ii)

Accuracy of Representations and Warranties: The representations and warranties of Vendors set forth in Section 4.1 shall be true and correct at and as of the date hereof and on the Closing Date (except to the extent expressly made as of an earlier date, in which case on such date) except for such breaches or inaccuracies that would not result in aggregate Losses and Liabilities that Purchaser would suffer, sustain, pay or incur as a direct result thereof exceeding an amount greater than ten percent (10%) of the Base Purchase Price (calculated as if the representations and warranties did not contain any materiality qualifiers and excluding any breaches or inaccuracies of any individual representation and warranty unless the Losses and Liabilities suffered by Purchaser in respect of such individual breach or inaccuracy exceed Two Million Dollars ($2,000,000)).

(iii)

Compliance with Covenants: Vendors shall have performed or complied in all material respects with all of its obligations, covenants and agreements hereunder; provided, however, that, in determining whether Vendors have satisfied this condition, no consideration shall be given to any individual breach of an obligation, covenant or agreement under Section 7.1, 7.2 or 7.3 unless the Losses and Liabilities suffered by Purchaser in respect of such individual breach exceed Two Million Dollars ($2,000,000).

(iv)

No Action or Proceeding: There shall not be in existence at the Closing Time any judgment or order of any court or Governmental Authority restraining or prohibiting Purchaser from closing and completing the Transaction.

(v)

Material Physical Damage: There shall not have been material physical damage to the Tangibles between the date hereof and the Closing Time of which the uninsured aggregate costs of repairing such damage to the Tangibles exceeds Two Hundred and Fifty Million Dollars ($250,000,000).

(vi)	Closing Deliveries: Vendors shall have complied with Section 3.4(a).

(b)

If any one or more of the foregoing conditions shall not be satisfied as a consequence of a breach by Vendors of their obligations as set forth in Section 3.3, Purchaser may terminate this Agreement by written notice to Vendors and, whether or not terminated, Vendors shall be liable to Purchaser for Purchaser’s Losses and Liabilities as a consequence of such breach.

3.2	Vendors’ Conditions

(a)

The obligation of Vendors to close and complete the Transaction is subject to satisfaction of the following conditions precedent, which are for the exclusive benefit of Vendors and each or all of which may be waived in whole or in part at the discretion of Vendors.

(i)	Competition Act Approval: The Competition Act Approval shall have been obtained and not have been revoked.

(ii)

Accuracy of Representation and Warranties: The representations and warranties of Purchaser set forth in Section 4.5 shall be true and correct at and as of the date hereof and on the Closing Date (except to the extent expressly made as of an earlier date, in which case on such date).

(iii)	Compliance with Covenants: Purchaser shall have performed or complied in all material respects with all of its obligations, covenants and agreements hereunder.

(iv)

No Action or Proceeding: There shall not be in existence at the Closing Time any judgment or order of any court or Governmental Authority restraining or prohibiting Vendors from closing and completing the Transaction.

(v)	Closing Deliveries: Purchaser shall have complied with Section 3.4(b).

(b)

If any one or more of the foregoing conditions shall not be satisfied as a consequence of a breach by Purchaser of its obligations as set forth in Section 3.3, Vendors may terminate this Agreement by written notice to Purchaser and, whether or not terminated, Purchaser shall be liable to Vendors for Vendors’ Losses and Liabilities as a consequence of such breach.

3.3	Efforts to Fulfil Conditions Precedent

Purchaser and Vendors shall proceed diligently and in good faith and use all reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent. If there is a condition precedent that is to be satisfied or complied with prior to the Closing Time, and if, by the time the condition precedent is to be satisfied or complied with, the Party for whose benefit the condition precedent exists fails to notify the other Party whether or not the condition precedent has been satisfied or complied with, the condition precedent shall be conclusively deemed to have been satisfied or complied with.

3.4	Closing Deliverables

(a)	At Closing, Vendors shall deliver or cause to be delivered to Purchaser the following:

(i)	a copy of the General Conveyance, in the form of that set out in Schedule “G”, executed by Vendors;

(ii)	certificates of status from appropriate authorities, dated not earlier than three (3) Business Days prior to the Closing Date, as to the legal existence of each Vendor;

(iii)	a receipt for payment of the Closing Payment;

(iv)	a certified copy of the resolution of each Vendor’s board of directors authorizing the execution and delivery of this Agreement and the completion of the Transaction;

(v)	a Bring Down Certificate of each Vendor;

(vi)

a copy of the notice provided by Vendor Parent and DCC in respect of the reallocation and termination of the Canadian subfacility commitments under the Credit Agreement and the related payoff letter with respect to the Canadian subfacility under the Credit Agreement; and

(vii)	any and all other documents that are required to be delivered by Vendors to Purchaser pursuant hereto.

(b)	At Closing, Purchaser shall deliver or cause the following to be delivered to Vendors:

(i)	a copy of the General Conveyance, in the form of that set out in Schedule “G”, executed by Purchaser;

(ii)	payment of the Closing Payment;

(iii)	certificates of status from appropriate authorities, dated not earlier than three (3) Business Days prior to the Closing Date, as to the legal existence of Purchaser;

(iv)	a Bring Down Certificate of Purchaser; and

(v)	any and all other documents that are required to be delivered by Purchaser to Vendors pursuant hereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Vendors

Regarding Corporate Matters

Subject in all cases to Section 4.4 and all matters disclosed in the Disclosure Letter, Vendors, on a joint and several basis, represent and warrant to Purchaser that:

(a)

each Vendor is duly formed, organized and validly existing under the laws of the jurisdiction of its incorporation or formation and is duly qualified under the corporation statute, as applicable, of each of the jurisdictions in which it is required to be qualified in order for each Vendor to own the Scheduled Assets (other than where the lack of a qualification to own an asset in a jurisdiction is not material to the ownership of such asset);

(b)

the execution, delivery and performance of this Agreement by each Vendor, the consummation of the transactions herein and the fulfillment by each Vendor of and compliance by each Vendor with the terms and provisions hereof, do not and will not in any material respect:

(i)	result in the breach of or violate any term or provision of each Vendor’s articles, by-laws, constating or similar organizational documents;

(ii)

constitute a default under, or prohibit the performance required by, any agreement, instrument, license, permit or authority to which either Vendor is a party or by which either Vendor is bound such that either Vendor is unable to convey to Purchaser good and marketable title to the Assets in compliance with the representations in Section 4.1 and otherwise free of any material Claims or Encumbrances other than Permitted Encumbrances; or

(iii)	violate any judgment, decree, order or Applicable Law applicable to:

(A)	Vendors; or

(B)	the Scheduled Assets;

(c)

this Agreement has been duly executed and delivered by Vendors, and all documents executed and delivered by Vendors pursuant hereto or to be executed by Vendors and delivered by Vendors to Purchaser at the Closing Time or by Vendors thereafter shall be duly executed and delivered by Vendors and this Agreement does, and all such other documents will, if duly executed and delivered by the other parties hereto and thereto, constitute legal and valid binding obligations of Vendors enforceable against Vendors in accordance with their respective terms and Applicable Law;

(d)

except in connection or compliance with: (i) the Competition Act Approval, and (ii) the transfer of the Surface Rights and any permits, approvals or licences pertaining to the Assets from Vendors to Purchaser, there are no necessary regulatory approvals or rulings of a Governmental Authority required to be obtained by Vendors to permit the Transaction to be completed;

(e)

each Vendor has all requisite power and authority to enter into this Agreement and any agreement ancillary thereto and to perform its obligations under this Agreement and each Vendor has authorized and taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated herein, all in accordance with this Agreement;

(f)

except as set forth in section 4.1(f) of the Disclosure Letter, the Miscellaneous Interests do not contain any hedges, swaps or other financial instruments or like transactions or any physical hedge transactions;

(g)

except as disclosed in the Data Room Information, the Environmental Liabilities do not include any material liabilities or obligations of any nature (whether absolute, accrued or contingent) that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (i) liabilities reflected or reserved against in the consolidated balance sheets (or the notes thereto) included in the financial statements included in the Data Room Information; and (ii) liabilities that have been incurred since the Effective Date in the ordinary course of business;

(h)

each Vendor is not in material default under, and, to knowledge of Vendors, no condition exists that with notice or lapse of time or both would constitute a material default under, any judgment, order or injunction of any court, arbitrator or Governmental Authority;

(i)

Vendors have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

(j)	each Vendor is not a non-resident within the meaning of section 116 of the Tax Act;

(k)	Vendors are not parties to any contract or agreement to sell all or any material part of the Assets;

(l)

as of the Closing Date, Vendors have not knowingly withheld from Purchaser any information in their possession related to Taxes (other than Retained Tax Matters) that discloses a matter in respect of such Taxes that would have a material negative impact on the Assets;

(m)	there are no liens for Taxes (other than for Taxes not yet due and payable) on any of the properties or assets of Vendors;

(n)	except as described in the Employee Letter:

(i)

the Employee Letter contains a list, complete, in all material respects as of the date hereof and except where stated otherwise in the Employee Letter, and correct in all material respects as of the date hereof, of all employees of DCC as of the date hereof specifying their “Business Card Title” and “Job Code Description”, place of employment, hire date, annual salary, wage rate (if paid on an hourly basis), bonus target, long term incentive target, total direct compensation, whether they are on leave of absence and, if so, the type of leave and expected return to work date, and whether the employee is subject to a written employee agreement. The terms of any such written employment agreements are as described in the Annex to the Employee Letter;

(ii)

the Employee Letter contains a list, complete and correct in all material respects, of consultants and independent contractors of DCC, their rate and applicable notice periods. No consultant or independent contractor is entitled to participate, in any material respect, in any Employee Plan;

(iii)	no Employee has any agreement as to retention bonus, change of control or golden parachute;

(iv)

except as provided for in an Employee Plan, the consummation of the transactions contemplated by this Agreement will not entitle any current Employee or former employee of DCC or a Predecessor Entity to severance, retention, bonus or other similar payment or right, or accelerate the time of payment or vesting or increase the amount of compensation due to such individual;

(v)	DCC is not a party to any collective bargaining agreement and no trade union or employee association has bargaining rights to represent any employees of DCC;

(vi)	in respect of the Employees:

(A)	there is no labour strike or lock-out in effect;

(B)	DCC has received no notice of any threatened labour strike or lock-out; and

(C)	to Vendors’ knowledge, there has been no attempt to organize or establish bargaining rights by any trade union or employee association within the past three (3) years;

(vii)

to the knowledge of Vendors, other than as described in the Disclosure Letter, as of the date hereof they have not received any orders, directives, demands or notices from any Governmental Authority of non-compliance, or alleging non-compliance, with any Applicable Laws respecting employment, including pay equity, human rights, immigration, privacy, labour relations, employment standards and worker’s compensation;

(viii)

no consultant or independent contractor has raised any claim regarding classification or asserted they should be classified and treated as an employee. No consultant or independent contractor has been promised employment, contingent or otherwise, with DCC;

(ix)	in respect of Employees, as of the date hereof no unfair labour practice complaint or labour arbitration proceeding is pending or, to the knowledge of Vendors, threatened;

(x)

all amounts due and payable under the Employee Plans pursuant to the terms thereof and Applicable Law as of the Closing Date have been paid (for certainty, not including the Employee Retention Obligations), or are accurately reflected in the Books and Records, in all material respects;

(xi)	the Employee Letter contains a list, complete and correct in all material respects, of the Employee Plans and Employee Retention Obligations;

(xii)

except as provided for in an Employee Plan, DCC has no agreement with any Employee that provides for any perquisites, allowances or other benefits other than what are provided to all other Employees at a comparable level;

For the purposes of this Section 4.1(n) (other than Section 4.1(n)(i)), the reference to any Employee shall not include the Annexed Employees nor the Retained Employees; and

(o)

Vendors have not knowingly withheld from disclosing to Purchaser, either in this Agreement, the Disclosure Letter, the Employee Letter or the Data Room Information, any material information relating to the Assets that, to their knowledge, a purchaser of the Assets, acting reasonably, would conclude has a material adverse effect on the aggregate value of the Assets, excluding any information that is in the public domain.

Regarding the Scheduled Assets

Subject in all cases to the following exceptions and qualifications: (a) all matters disclosed in the Data Room Information; (b) Section 4.4 and all matters disclosed in the Disclosure Letter; and (c) the Permitted Encumbrances, Vendors, on a joint and several basis, represent and warrant to Purchaser the following:

(p)

Vendors do not warrant title to Assets, but do warrant that, subject to Sections 2.12 and 2.13, the Scheduled Assets are free and clear of all Claims and Encumbrances, created by, through, or under Vendors. Vendors have not assigned, alienated, encumbered or permitted the assignment, alienation or encumbrances of the Scheduled Assets or any portions thereof and, to Vendors’ knowledge, they have not committed any act whereby any interest of Vendors in and to the Scheduled Assets or any part or portion thereof may be cancelled or determined;

(q)

subject to the Title and Operating Documents, Purchaser may enter into and upon, hold and enjoy the Scheduled Assets for the residue of their respective terms and all renewals or extensions thereof for its own use and benefit, without any lawful interruption by Vendors or any Person claiming or to claim by, through or under Vendors;

(r)	Vendors have good, valid and merchantable title to the Proprietary Seismic and Geophysical Data or rights of use of the Proprietary Seismic and Geophysical Data;

(s)

in respect of the Scheduled Assets that are operated by Vendors, Vendors hold all valid licenses, permits and similar rights and privileges that are required and necessary under Applicable Law to operate such Scheduled Assets as presently operated in all material respects;

(t)

Vendors have not received or delivered any written notices alleging any material default of any Material Agreement that, in the case of a notice to Vendors, Vendors have not commenced to remedy in all material respects;

(u)

except for: (i) the Marketing and Midstream Agreements; (ii) contracts that may be cancelled without penalty on notice of not more than ninety (90) days; (iii) contracts that have a term of less than one (1) year; (iv) contracts that have a payment obligation that can reasonably be expected, in any one (1) year period, to be less than Five Million Dollars ($5,000,000); or (v) contracts that may be terminated before Five Million Dollars ($5,000,000) may be spent in any one (1) year period, the Miscellaneous Interests do not include (A) any other material agreements that are applicable to the processing, compression, treatment, gathering, storage, transportation, production or sale of Petroleum Substances from the Lands or lands pooled or unitized therewith or to which the Lands or lands pooled or unitized therewith have been dedicated, or (B) any Take or Pay Obligations;

(v)

to Vendors’ knowledge, all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Scheduled Assets have been fully paid except where a failure to do so would not have a material impact on the Scheduled Assets, including (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefor, and (iii) all amounts due and payable in connection with Permitted Encumbrances;

(w)

to Vendors’ knowledge, except for the Aboriginal Agreements, Vendors are not party to an agreement with the band, tribal or first nation council, or similar governing entity, or any corporation owned and controlled by a band, tribal or first nation council or similar governing entity;

(x)

to Vendors’ knowledge, as of the date hereof, they have not received notice that they have failed, in any material respect, to conduct the Operations in accordance with generally accepted oil and gas industry practices in the Province where the relevant Scheduled Assets are located and Applicable Law in effect at the time the Operations were conducted;

(y)	Vendors have not received:

(i)

any orders or directives from any Governmental Authority under any Environmental Law that require any work, repairs, construction or capital expenditures with respect to Scheduled Assets operated by Vendors that have not been complied with in all material respects; or

(ii)

any demands or notices from any Governmental Authority issued under Environmental Law with respect to the material breach of any Environmental Law applicable to the Scheduled Assets operated by Vendors, including in respect of the use, storage, treatment, transportation, handling or disposition of environmental contaminants, or the protection of the Environment, which demand or notice remains outstanding on the date hereof in any material respect;

(z)

to Vendors’ knowledge and subject to Sections 2.12 and 2.13, Vendors have not received any written notice of or alleging any material infringement, misappropriation, misuse, or violation of the rights of any Third Party related to any Intellectual Property Rights used in the operation of the Scheduled Assets;

(aa)

no suit, action or other proceeding before any court or Governmental Authority has been served against Vendors or, to the knowledge of Vendors, has been contemplated, threatened or commenced against Vendors that might result in an impairment or loss of the interest of Vendors in and to the Scheduled Assets or which might otherwise materially and adversely affect the Scheduled Assets;

(bb)

except for Permitted Encumbrances and ROFRs, Vendors’ interest in the Scheduled Assets is not subject to a material reduction by virtue of the conversion or other alteration of the interest of, any Third Party claiming by, through or under Vendors;

(cc)	as of the date hereof, Vendors have not incurred any costs with respect to the Assets that exceed the 2019 Work Program and Budget;

(dd)

during the period or periods in which Vendors have been the operator thereof, those Wells and Tangibles for which Vendors are operator have been operated and, if applicable, abandoned in all material respects in accordance with good oil and gas field practices in effect at the time the applicable operation was conducted or occurred and the material requirements of Applicable Law in effect at that time, provided that the representation and warranty in this Section 4.1(dd) is not, and shall not be construed as, a warranty or representation respecting Environmental Liabilities and Vendors shall have no liability in respect of a breach of this Section 4.1(dd) for or in respect of any Environmental Liabilities;

(ee)

to Vendors’ knowledge, those Wells and Tangibles for which Vendors are not operator have been operated and, if applicable abandoned in all material respects in accordance with good oil and gas field practices and the material requirements of Applicable Law during the period or periods in which Vendors were not the operator thereof, provided that the representation and warranty in this Section is not, and shall not be construed as, a warranty or representation respecting Environmental Liabilities and Vendors shall have no liability in respect of a breach of this Section for or in respect of any Environmental Liabilities;

(ff)

to Vendors’ knowledge, subject to the Title and Operating Documents, accounting variations, inaccuracies resulting from the use of estimates, and the results of audits undertaken in the oil and gas industry, in each case, arising in the ordinary course of business, Vendors are receiving substantially the share of the net proceeds of production from the Scheduled Assets attributable to its interests therein and Vendors have not received written notice from a Third Party that Vendors are not entitled to such amounts;

(gg)	the Tangibles that are rented do not represent a material portion of the value of the Assets taken as a whole;

(hh)

to Vendors’ knowledge, Vendors have not received notice of any offset obligations (including obligations to drill wells, surrender rights or pay compensatory royalty), provided that the representation and warranty in this paragraph (hh) is not, and shall not be construed as, a warranty or representation respecting Vendors’ title to the Scheduled Assets and Vendors shall have no liability in respect of a breach of this paragraph (hh) for or in respect of Vendors’ title to the Scheduled Assets; and

(ii)

to Vendors’ knowledge, there are no active areas of mutual interest, areas of exclusion or similar provisions in any of the Title and Operating Documents, or other agreements or documents to which the Scheduled Assets are subject.

4.2	Limitation

Purchaser acknowledges that it is purchasing Vendors’ interest in and to the Assets on an “as is, where is” basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendors or any Third Party, whether verbal or in writing and whether contained herein, including in a schedule attached hereto, the Data Room Information, the Disclosure Letter, the Employee Letter or otherwise, except as provided for in Section 4.1. Purchaser hereby acknowledges that:

(a)

only to the extent set out in the Disclosure Letter, Employee Letter and the Data Room Information, Purchaser has had an opportunity to inspect and review the Books and Records, accounts, documents and information of Vendors pertaining to the Vendors’ Business, the Assets, and all Environmental matters relating to the Assets; and

(b)	it is relying solely upon its own Representatives and due diligence respecting the Assets.

Except as expressly set forth in Section 4.1, Vendors make no representation or warranty of any kind whatsoever, direct or indirect, express or implied, in fact or by law, including with respect to:

(c)	the Data Room Information and any other information provided to Purchaser, whether written, oral, electronic or otherwise;

(d)	the quantity, quality or recoverability of Petroleum Substances;

(e)	the Assumed Obligations or any Losses and Liabilities relating to or associated with the Vendors’ Business, the Assets or Transaction;

(f)	the value of the Assets, or the future revenues applicable thereto;

(g)	title of Vendors in and to the Assets; or

(h)	the quality, condition, merchantability, fitness for any particular purpose or serviceability of all or any of the Assets.

Purchaser acknowledges that it has only relied upon the representations and warranties contained in Section 4.1 and not on any representations or warranties outside this Agreement. Purchaser confirms that Vendors shall have no liability, whether under contract, tort, statute or otherwise in respect of any statements, information, representations or warranties furnished or made by it or by its employees, agents or Representatives, whether in the Data Room Information, Disclosure Letter, Employee Letter or otherwise outside of those contained in Section 4.1, subject to any limitations applicable thereto under the terms hereof.

4.3	Survival of Warranties

Subject to Article 5, the warranties of Vendors in Section 4.1 shall survive the Closing and not be merged in any conveyances or other documents provided pursuant to this Agreement.

4.4	Disclosure Letter, Employee Letter and Data Room Information

(a)

Any disclosure or qualification set forth in the Disclosure Letter or Employee Letter which provides disclosure and qualification of a particular representation or warranty or covenant of Vendors in this Agreement shall be deemed to be sufficient and adequate disclosure and qualification of all other representations or warranties of Vendors to which the applicability of such disclosure and qualification is reasonably apparent in the Disclosure Letter or Employee Letter, without the requirement for restating such disclosure and qualification elsewhere in the Disclosure Letter or Employee Letter.

(b)

None of the statements contained in the Disclosure Letter, Employee Letter or Data Room Information are intended to constitute, and shall not be deemed or construed to constitute, representations or warranties of Vendors, except as and to the extent set forth in this Agreement. Inclusion of an item in the Disclosure Letter, Employee Letter or Data Room Information shall not, in and of itself, establish the materiality of an item or any standard of materiality. Further, no item in the Disclosure Letter, Employee Letter or Data Room Information relating to any possible breach or violation of any contract, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in the Disclosure Letter, Employee Letter or Data Room Information constitutes an admission of any liability or obligation of any of the Vendor Group to any Third Party or shall confer or give to any Third Party any remedy, Claim, liability, reimbursement, cause of action or other right.

4.5	Representations and Warranties of Purchaser

Purchaser represents and warrants to Vendors:

(a)

Purchaser is a corporation duly organized, validly existing and is authorized to carry on business in the Provinces and Territories in which the Scheduled Assets are located (other than where the lack of a qualification to own an asset in a jurisdiction is not material to the ownership of such asset). Purchaser has good right, full power and absolute authority to purchase and acquire the interest of Vendors in and to the Assets according to the true intent and meaning of this Agreement;

(b)

the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c)

the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgement, decree, order, statute, regulation, rule or license applicable to Purchaser;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)

except in connection or compliance with: (i) the Competition Act Approval, and (ii) the transfer of the Surface Rights and any permits, approvals or licences pertaining to the Assets from Vendors to Purchaser, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)

Purchaser meets and, following Closing, shall meet, all regulatory and contractual requirements to be the registered transferee of all well licenses and facility operating licenses issued by Governmental Authorities in respect of wells and facilities included in the Scheduled Assets that are registered with the applicable Governmental Authority in the name of Vendors or a partner thereof;

(g)

Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transaction to be effected by it for which Vendors shall have any obligation or liability;

(h)

no proceedings or claims are on the public record or, to Purchaser’s knowledge, threatened with respect to, or in any manner challenging, Purchaser’s ability to perform its obligations under this Agreement;

(i)	Purchaser is acquiring the Assets as principal and not (in whole or in part) as agent or representative of any other Person; and

(j)

Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to make payment of the Closing Payment at Closing and any other amounts to be paid by it hereunder.

ARTICLE 5

LIABILITIES AND INDEMNITIES

5.1	Indemnification by Vendors

Provided Closing occurs, and subject to Sections 4.2 and 4.4, and 5.3 to 5.7, inclusive, Vendors shall be liable to Purchaser for and, as a separate and independent covenant, shall indemnify, defend and save harmless the Purchaser Group and its Related Parties and Representatives from and against any and all Losses and Liabilities suffered or incurred by any of them and from and against all Claims made against any of them as a result of:

(a)	any breach of a representation or warranty of Vendors set forth in Section 4.1;

(b)	any breach by Vendors of any of its covenants or agreements under this Agreement; and

(c)	subject only to Section 5.2 and without derogation to any adjustments to be made pursuant to Article 6, the Retained Obligations.

5.2	Indemnification by Purchaser

Provided Closing occurs, and subject to Sections 5.3 to 5.7 inclusive, Purchaser shall be liable to Vendors for and, as a separate and independent covenant, shall indemnify, defend and save harmless the Vendor Group and its Related Parties and Representatives from and against any and all Losses and Liabilities suffered or incurred by any of them and from and against all Claims made against any of them as result of:

(a)	any breach of a representation or warranty of Purchaser set forth in Section 4.5;

(b)	any breach by Purchaser of any of its covenants or agreements under this Agreement; and

(c)	subject only to Section 5.1 and without derogation to any adjustments to be made pursuant to Article 6, the Assumed Obligations.

5.3	Environmental Liabilities

It is acknowledged that Purchaser has been provided with the right and the opportunity to conduct due diligence investigations with respect to existing or potential Environmental Liabilities. Provided Closing occurs, Purchaser agrees that Vendors shall have no liability whatsoever for any Environmental Liabilities and in this regard, Purchaser shall be solely liable for and shall indemnify and defend Vendor Group and its Related Parties and Representatives from and against all Claims and Losses and Liabilities which any of Vendor Group or its Related Parties or Representatives may suffer, sustain, pay or incur in respect of Environmental Liabilities regardless of when the Environmental Liability occurred, accrued or was discoverable. This liability and indemnity shall apply without limit and without regard to cause or causes, including the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the wilful or wanton misconduct of Vendors, their respective Predecessor Entities, Purchaser, any of Vendor Group or any of their Related Parties or Representatives or any Third Party. Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies as against Vendor Group and its Related Parties and Representatives under the common law or statute pertaining to any Environmental Liabilities including the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser. Nothing herein contained shall prejudice any Claims or remedies that Vendors may have against Purchaser in relation to such Claim or remedy outside this Agreement including rights and remedies under the common law or statute. In addition, nothing in this Section 5.3 shall have the effect of eliminating any remedies or actions that Purchaser may have as a result of the breach of the representation and warranty contained in Sections 4.1(g) and 4.1(y). Purchaser acknowledges that none of the other representations and warranties in Section 4.1 will diminish or affect Purchaser’s obligations under this Section 5.3.

5.4	Indemnification of Third Party Claims

The following provisions shall be applicable to any and all Claims made by a Third Party (a ”Third Party Claim”) against a Person that is entitled to indemnification pursuant to this Agreement (the ”Indemnified Party”), and the Party obligated to provide such indemnification shall be the ”Indemnifying Party”.

(a)

Upon a Third Party Claim being made or commenced against the Indemnified Party, the Indemnified Party shall promptly provide written notice thereof to the Indemnifying Party. The notice shall describe the Third Party Claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnified Losses and Liabilities that have been or may be sustained by the Indemnified Party in respect thereof. If the Indemnified Party does not give prompt notice to the Indemnifying Party as aforesaid, any such failure shall only lessen or limit the Indemnified Party’s rights to indemnity hereunder to the extent that the settlement or defence of the Third Party Claim was prejudiced by the lack of prompt notice.

(b)

If the Indemnifying Party acknowledges to the Indemnified Party in writing that the Indemnifying Party is responsible to indemnify the Indemnified Party in respect of the Third Party Claim pursuant hereto, the Indemnifying Party shall have the right, on written notice to the Indemnified Party given not later than fourteen (14) days after receipt of the notice described in Section 5.4(a), to do either or both of the following:

(i)	assume carriage of the defence of the Third Party Claim using legal counsel of its choice and at its sole cost; and

(ii)

settle the Third Party Claim provided that the Indemnifying Party pays the full monetary amount of the settlement and the settlement does not impose any unreasonable restrictions or obligations on the Indemnified Party, except as have been consented to in writing by the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c)	If the Indemnifying Party has:

(i)	failed to notify the Indemnified Party of its intention to assume carriage of the defence of the Third Party Claim within the period of time described in Section 5.4(b);

(ii)	notified the Indemnified Party that it will not assume the defence of the Third Party Claim; or

(iii)	notified the Indemnified Party of its intention to assume carriage of the defence of the Third Party Claim and failed to defend the Third Party Claim with reasonable diligence;

the Indemnified Party may, without derogating from its entitlement to the indemnity hereunder, assume the defence of the Third Party Claim, in such manner as the Indemnified Party may deem appropriate, and:

(A)	may settle the Third Party Claim, in its discretion acting reasonably;

(B)	the Indemnifying Party shall be bound by any determination made in the Third Party Claim or any settlement thereof effected by the Indemnified Party; and

(C)

the reasonable costs incurred by the Indemnified Party in defending the Third Party Claim (including legal fees on a solicitor and client basis) will be included in the Losses and Liabilities for which the Indemnifying Party is obligated to indemnify the Indemnified Party.

(d)

Each Party shall keep the other reasonably informed with respect to the defence of the Third Party Claim and shall cooperate with the other in the defence of the Third Party Claim, including making available to the other Party, its directors, officers, employees and consultants whose assistance, testimony or presence is of material assistance in evaluating and/or defending the Third Party Claim. The Party not assuming carriage of the defence of the Third Party Claim shall be entitled to participate in the defence of such claim, with its own counsel and at its own expense but shall not do anything that interferes with or causes harm to the conduct of the defence of the Third Party Claim.

(e)

Subject to Section 5.4(c)(A), the Indemnified Party shall not enter into any settlement, consent order or other compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Party waives its rights to indemnification in respect of the Third Party Claim.

(f)

Upon payment of the amount due under the settlement, consent order, judgment, or other compromise required to conclude the Third Party Claim, as applicable, the Indemnifying Party shall be subrogated to all claims the Indemnified Party may have relating thereto. The Indemnified Party shall give such further assurances and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue any and all such subrogated claims as reasonably requested by it.

(g)

If the Indemnifying Party has paid the full amount required to be paid by it in respect of a Third Party Claim pursuant to its indemnification obligations herein and the Indemnified Party is subsequently reimbursed from any other source in respect of the Third Party Claim, the Indemnified Party shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnifying Party, net of Taxes required to be paid by the Indemnified Party as a result of any such payment and plus any Taxes saved or recovered by the Indemnified Party as a result of any such payment.

5.5	General Limitations on Liability

(a)

The indemnities provided in this Agreement shall not apply to the extent that the Losses and Liabilities are reimbursed by insurance proceeds or are caused by the gross negligence, wilful default or wilful misconduct of the Party claiming indemnity or any of that Party’s Related Parties or Representatives.

(b)	Notwithstanding anything herein to the contrary:

(i)	Vendors shall not be liable to Purchaser for a Claim arising in respect of Section 5.1(a) or 5.1(b), unless Vendors have received notice of such Claim within the applicable Survival Period;

(ii)

Purchaser shall not be liable to Vendors for a Claim arising in respect of Section 5.2(a) or 5.2(b), unless Purchaser has received notice of such Claim prior to the expiration of the applicable statutory limitation period; and

(iii)

Vendors shall be liable to Purchaser for any Claim arising in respect of Section 5.1(c) indefinitely, and Purchaser shall be liable to Vendors for any Claim arising in respect of Section 5.2(c) indefinitely, and for clarity, liability for such Claims shall not be limited or negated in any way by the passage of any applicable limitation periods or any other deadline or timeline applicable at law, in equity, or under statute, or other limitation, deadline, notice or time period which may arise or elapse as between the Parties pursuant to or under this Agreement;

and in respect of all other Claims arising in connection with this Agreement, the Limitations Act (Alberta) shall apply.

(c)

The Vendor Group and the Purchaser Group, and their respective Related Parties and Representatives, shall not be liable under this Agreement for any Claims and Losses and Liabilities suffered, sustained, paid or incurred by the other Party after Closing that result from any inaccuracy in or breach of any representation or warranty in this Agreement if the Party seeking indemnification for such Claims and Losses and Liabilities had knowledge of such inaccuracy or breach at the time Closing occurs.

(d)

The Vendor Group and their respective Related Parties and Representatives shall have no liability in connection with a breach of a covenant set forth in Section 7.1, 7.2 or 7.3 to the extent that Purchaser has actual knowledge prior to Closing that such covenant was breached. Purchaser is deemed to have actual knowledge of all matters set forth in the Disclosure Letter, Employee Letter and the Data Room Information.

(e)

No Party or Person shall make an indemnification Claim or be entitled to recover hereunder with respect to a breach of any warranty, covenant or agreement set forth in this Agreement if and to the extent that the liability underlying the Claim is accounted for in any of the adjustments provided for in Section 2.6 or Article 6.

(f)	Notwithstanding anything herein to the contrary, provided Closing occurs, the sole and exclusive remedy of a Party:

(i)	in respect of a breach of the representations and warranties of Vendors and Purchaser, as the case may be, shall be for indemnification pursuant to Section 5.1(a) or 5.2(a), as the case may be;

(ii)

in respect of a breach of any covenant or agreement of Vendors or Purchaser, as the case may be, that are to be performed or satisfied at or prior to Closing, shall be for indemnification pursuant to Section 5.1(b) or 5.2(b), as the case may be;

(iii)	in the case of amounts to be adjusted for pursuant to Article 6, shall be pursuant to Article 6;

(iv)	for indemnification or any other Claim in respect of the matters referred to in Section 5.1(c) or 5.2(c), as the case may be, shall be pursuant to such Section; and

(v)

for breach of any other covenant or agreement not referred to in Sections 5.5(f)(i) through (iv) inclusive, shall be for breach of contract pursuant to the particular Section hereof in which the said other covenant is set forth.

(g)	No Party shall be entitled to recover more than once for any Losses and Liabilities.

(h)

Except as set out in this Agreement, Vendors and Purchaser each waive all other rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) that each may have against the other Party, the other Party’s Affiliates, Related Parties and Representatives in respect of any of the Assets or the Vendors’ Business.

(i)

The time limit for bringing claims under this Agreement and the requirement to give notice in a special manner are intended by the Parties as a limitation of liability that represents a fair and equitable allocation of the risks and liabilities that each Party has agreed to assume and is not an agreement within section 7(2) of the Limitations Act (Alberta).

5.6	Limitations and Exclusions regarding Vendors’ Liability

The Parties agree that:

(a)

neither the Vendor Group nor any of its Related Parties or Representatives shall have any liability to the Purchaser Group, or any obligation to indemnify the Purchaser Group or any of its Related Parties or Representatives, in respect of any breach of any representation, warranty or covenant, or any indemnity herein or hereunder or in any document delivered pursuant hereto:

(i)	if Purchaser did not rely on the representation or warranty in question;

(ii)	with the exception of claims under Article 6, in respect of any individual matter unless the Purchaser’s Losses in respect of the individual matter exceeds Two Million Dollars ($2,000,000);

(iii)

the aggregate total liability of the Vendor Group and its Related Parties under this Agreement and any document delivered pursuant hereto for the combined total of all breaches of any representations (other than Fundamental Representations), warranties and covenants and all indemnities Vendors have provided or are required to provide, including in respect of all of the Purchaser’s Losses and the Losses and Liabilities of its Related Parties and Representatives shall not exceed twenty-five percent (25%) of the Base Purchase Price, regardless of whether a breach of a Fundamental Representation has occurred; and

(iv)

the aggregate total liability of the Vendor Group and its Related Parties under this Agreement and any document delivered pursuant hereto for the combined total of all breaches of any representations (including with respect to breaches of Fundamental Representations), warranties and covenants and all indemnities Vendors have provided or are required to provide, including in respect of all of the Purchaser’s Losses and the Losses and Liabilities of its Related Parties and Representatives shall not exceed the Base Purchase Price;

(b)

neither the Vendor Group nor any of its Related Parties or Representatives shall be liable to the Purchaser Group or any of its Related Parties or Representatives under this Agreement or any document delivered pursuant hereto unless the aggregate amount of the Purchaser’s Losses and the Losses and Liabilities of its Related Parties and Representatives (taking into account Section 5.6(a)) exceed an amount equal to Two Hundred Million Dollars ($200,000,000) (the “Threshold Amount”), and upon the aggregate of such Purchaser’s Losses and the Losses and Liabilities of its Related Parties and Representatives exceeding the Threshold Amount, Vendors shall be required to indemnify the Purchaser Group and its Related Parties and Representatives for the full amount of such Losses and Liabilities, provided that the Threshold Amount shall not apply in respect of any breach of a Fundamental Representation; and

(c)

the Purchaser Group and its Related Parties and Representatives shall not be entitled to any rights or remedies pertaining to any Losses and Liabilities at law or in equity or under any Applicable Law as against the Vendor Group or any of its Related Parties or Representatives, including the right to name the Vendor Group as a third party to any action commenced by any Third Party against Purchaser, except insofar as Purchaser is entitled to make a claim during the relevant Survival Period pursuant to this Agreement;

provided the foregoing limitations do not apply to any adjustments to be made pursuant to Section 6.1.

5.7	Mitigation

Any Indemnified Party shall take all commercially reasonable steps to mitigate any Losses and Liabilities upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses and Liabilities that are indemnifiable hereunder. If an Indemnified Party shall fail to take, or cause to be taken, such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of Losses and Liabilities that would reasonably have been expected to have been avoided if the Indemnified Party had taken all such commercially reasonable steps.

5.8	Indemnity Adjustment to Adjusted Purchase Price

Any payment made by Vendors pursuant to this Article 5 shall constitute a reduction in the Adjusted Purchase Price and any payment made by Purchaser pursuant to this Article 5 shall constitute an increase in the Adjusted Purchase Price. Any adjustments pursuant to this Section 5.8 shall be allocated among the Assets in the manner agreed to by the Parties.

5.9	Carriage of Scheduled Claims

If Closing occurs, and without derogating from Purchaser’s entitlement to Scheduled Claims included in the Assets, nor Vendors’ indemnity for Claims in connection with the Assumed Obligations, Purchaser shall, as soon as reasonably practicable after the Closing Time, take the following steps with respect to all Scheduled Claims promptly after the Closing Time:

(a)	notify all other parties to such Scheduled Claims of the assignment of all of Vendors’ right, title, estate and interest in such Scheduled Claims to Purchaser;

(b)

take any required, or commercially reasonable, steps to continue such Scheduled Claims pursuant to Rule 4.34 of the Alberta Rules of Court, or pursuant to any equivalent rule, regulation, contractual obligation or legislation;

(c)

take all steps required to amend the style of cause, pleadings, formal documentation or equivalent records or documents, to formally remove Vendors as a party to such Scheduled Claims, and to formally substitute Purchaser in the place of Vendors as a party to such Scheduled Claims; and

(d)	shall provide Vendors with reasonable notice of the foregoing steps.

The Purchaser shall solely bear the cost of carrying out the foregoing steps.

5.10	CWI Action

Notwithstanding anything herein to the contrary, the Parties acknowledge they have opposing interests in the CWI Action. Neither Party shall use the terms of this Agreement in order to resolve or better their position in the CWI Action and to the extent that a Party suffers or incurs any Losses and Liabilities with respect to the CWI Action, it shall not seek indemnity from the other Party for such Losses and Liabilities under this Agreement.

5.11	No Recourse Against Financing Sources

(a)	Vendors agree that:

(i)

none of the members of the Vendor Group shall have any rights or claims against any of the Financing Sources and none of the Financing Sources shall be subject to any liability (whether in contract, in tort or otherwise) to any member of the Vendor Group, in each case (A) solely in their respective capacities as Financing Sources, and (B) arising out of or relating to this Agreement or the Transaction or the performance of any services by such Financing Sources with respect to any of the foregoing or any dispute relating thereto; and

(ii)	the Financing Sources are express Third Party beneficiaries of this Section 5.11 and the governing law provisions in Section 12.7.

(b)

For the purposes of this Section 5.11, “Financing Sources” means, collectively, any actual or prospective lender, underwriter, bookrunner, lead arranger, arranger, initial purchaser, placement agent or agent (and includes each of their respective Affiliates, officers, directors, employees, agents and advisors) which provide or agree or propose to underwrite, provide or arrange any financing to Purchaser in connection with the consummation of the Transaction.

ARTICLE 6

ADJUSTMENTS

6.1	Adjustments

(a)

Subject to all other provisions of this Agreement in relation to liabilities and indemnities, including the Assumed Obligations, all benefits and obligations of any kind and nature relating to the conduct of the Vendors’ Business, including maintenance, development, operating and capital costs, government incentives, royalties and other burdens, and proceeds from the sale of production, whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Effective Date in accordance with generally accepted accounting practices in the oil and gas industry in western Canada (except as otherwise provided herein). Notwithstanding the generality of the foregoing, the following specific principles shall apply to adjustments made under this article:

(i)

all costs incurred in connection with work performed or goods and services provided in respect of the Vendors’ Business will be deemed to have accrued as of the date the work was performed or the goods and services were provided, regardless of the time those costs became payable;

(ii)

costs directly incurred by Vendor Parent or a U.S. Affiliate of Vendor Parent and charged to Vendors after the Effective Date will be credited to Vendors to the extent such costs are directly attributable to the Assets or the Operations and:

(A)	are related to individuals providing accounting services provided to Vendors by Vendor Parent or a U.S. Affiliate of Vendor Parent;

(B)	are related to individuals and system costs incurred in connection with the provision of information, technology and similar services; or

(C)	pertain to the maintenance of any insurance policy,

in each case, as accounted for in the ordinary course and consistent with past practice;

(iii)

advances, cash calls and cash deposits (other than any cash deposits (or similar cash amounts) posted or provided by or on behalf of any member of the Vendor Group to replace a Parental Support) that have been provided by Vendors in connection with the Assets or the Operations will be credited to Vendors in the adjustments under this Article, and will be transferred to, and be for the benefit of Purchaser;

(iv)	costs directly incurred in respect of the Excluded Assets shall be for the sole account of Vendors except as otherwise set out in this Section 6.1;

(v)	in connection with costs incurred in respect of Employees:

(A)	Severance Obligations paid pursuant to employment agreements with Annex Employees pursuant to Section 11.1(e) shall be for the account of Purchaser;

(B)	Severance Obligations paid to Retained Employees pursuant to Section 11.1(f) shall be for the account of DCC;

(C)	Employee Retention Obligations and pro-rated 2019 Employee bonus amounts paid to Employees pursuant to Section 11.1(g) shall be for the account of Purchaser;

(D)	Severance Obligations paid pursuant to Section 11.3 shall be for the account of Purchaser;

(E)

in respect of the Employee Benefit Plan Trust and the related equity incentive plans, the amounts set forth in the Employee Letter with respect to benefits the Employees are entitled to receive under such plans shall be for the account of Purchaser, and all other amounts in respect of the Employee Benefit Plan Trust and the related equity incentive plans shall be for the account of DCC;

(F)

amounts payable pursuant to Section 11.4, from the Effective Date and following Closing, to Employees, including Subsequently Transferred Employees, but excluding long-term disability benefits paid to Employees under any long-term disability plan of DCC, shall be for the account of Purchaser; and

(G)

amounts payable, following Closing, to the Annex Employees (other than Severance Obligations for which Purchaser is responsible under Section 6.1(a)(v)(A)) and the Retained Employees shall be for the account of DCC;

(vi)	all amounts incurred, or revenues accrued, in connection with borrowed money and any costs, interest, charges or fees related to such borrowed money shall be for the account of Vendors;

(vii)

there shall be an adjustment for the account of Vendors for the value of the supplies and materials and Petroleum Substances described as inventory and included in current assets of DCC as of December 31, 2018, as calculated on a consolidated basis in accordance with GAAP and reflected in the financial statements of DCC;

(viii)

subject to Section 6.1(a)(vii), the proceeds from the sale of the volumes of Petroleum Substances referred to in Section 6.1(a)(vii) and all other Petroleum Substances beyond the wellhead produced from and after the Effective Date, and the proceeds from the sale thereof, shall be for the account of Purchaser;

(ix)

all insurance costs and rents (other than with respect to the Excluded Assets), surface and mineral lease payments, prepaid service agreements, taxes (other than Retained Tax Matters) and similar prepayments and periodic payments shall be apportioned on a per diem basis as of the Effective Date;

(x)	the adjustments shall constitute an increase or decrease, as the case may be, to the amount allocated to the Petroleum and Natural Gas Rights;

(xi)

Vendors shall report all net revenue received or accrued between the Effective Date and Closing Time as their own, for income tax purposes. There shall be no adjustment between the Parties on account of the income taxes payable on the Assets’ operating income (being field revenue less royalties and operating costs), from the Effective Date until Closing Time and, for certainty, any such income taxes shall be solely for Vendors’ account;

(xii)

any and all proceeds from the disposition of Assets (excluding Assets which are adjusted for in Sections 6.1(a)(vii) and 6.1(a)(viii)) between the Effective Date and Closing including, all proceeds received or receivable from the Royalty Assignment and Assumption Agreement effective April 9, 2019 between DCC and ELY Gold Royalties Inc. and any and all interests of DCC in gold properties in the White Map Area shall be credited to Purchaser;

(xiii)

payments of lessor royalties relating to the production months prior to the Closing Time for which production revenue has been received and paid by Vendors between the Effective Date and the Closing Time; and

(xiv)

there will be no adjustments for royalty tax credits or other similar incentives that accrue to a Party because of financial or organizational attributes specific to it, other than gas cost allowances (or similar cost allowances).

(b)

Vendors shall provide to Purchaser at least five (5) Business Days prior to the Closing Time a written statement of all such adjustments to be made at Closing, and based on such adjustments and the Interest Amount, if any, the estimated amount of the Adjusted Purchase Price (the “Closing Payment”) and shall cooperate with Purchaser to enable Purchaser to verify the accuracy of such statement, including, upon reasonable request of Purchaser, providing Purchaser with information necessary to verify the accuracy of any amounts set forth in such statement. For the purposes of such interim adjustment, Vendors shall use actual amounts, where available and, where not available, estimates for amounts that it shall establish in its sole discretion, acting reasonably.

(c)

Purchaser shall prepare a final closing statement of adjustments within one hundred eighty (180) days of the Closing Time. The intention of the Parties is that final settlement shall occur by way of the final statement of adjustments, however, it is recognized that adjustments may be made from time to time thereafter, including royalty audits, Crown royalty audits, joint venture audits, plant equalizations, and facility operating agreement

13-month adjustments. Any payments required to be made by one Party to the other as a result of such final adjustment shall be made within thirty (30) Business Days of the receipt of a request for the same and both Parties covenant to make any and all payments within such time period. Nothing contained in this Section 6.1(c) will affect the obligations under Section 12.19.

(d)

To the extent that a Party believes that an additional adjustment must be made after the final statement of adjustments has been concluded, written notice of the requested adjustment, with reasonable particulars, shall be given to the other Party and the Party receiving such notice shall have the opportunity to review the same. Subject to a dispute as to the adjustment, the Party required to make a payment pursuant to the adjustment shall make a payment to the other Party within a period of thirty (30) days from the date of receipt of such request.

(e)

The periods for seeking a remedial order contemplated in section 3(1) of the Limitations Act, RSA 2000, c. L-12, as amended, for any Claim (as defined in the said Act) arising in connection with this Agreement, including the adjustments set out in this Article shall, notwithstanding sections 3(1)(a) and (b) of the said Act, be four (4) years after the Claim arose.

(f)

During the Audit Period, both Parties may audit the books, records and accounts of the other respecting the Assets, for the purpose of effecting adjustments pursuant to this Article; provided that it is acknowledged that to the extent Books and Records shall have been acquired by Purchaser, Vendor shall have no obligation to make available books, records or accounts in the possession of Purchaser. Such audit shall be conducted upon reasonable notice to the Party subject to the audit, at such Party’s offices during its normal business hours, and shall be conducted at the sole expense of the Party initiating such audit. Any Claims of discrepancies disclosed by such audit shall be made in writing to the Party being audited within the Audit Period and such Party shall respond in writing to any Claims of discrepancies within the Audit Period. To the extent that the Parties are unable to resolve any outstanding Claims of discrepancies disclosed by such audit within the Audit Period, such audit exceptions may, at a Parties sole option, be resolved pursuant to the Arbitration Act of Alberta using one arbitrator mutually chosen by the Parties.

(g)

Adjustments arising as a consequence of royalty audits, Crown royalty audits, joint venture audits, plant equalizations and facility operating agreement 13-month adjustments relating to the Assets that:

(i)	pertain to the period prior to the Closing Time and for which audit queries are outstanding at the Closing Time; or

(ii)	commence within four (4) years after the Closing Time;

shall be adjusted as when they occur. If a Party collects an overpayment of any such amount to which the other Party is entitled under subsection 6.1(a), the collecting Party shall pay such amount to the entitled Party within thirty (30) Business Days of such collection. If a Party pays an underpayment of any such amount for which the other Party is responsible under subsection 6.1(a), the responsible Party shall reimburse such amount to the paying Party within thirty (30) Business Days of receipt of a request for reimbursement that describes the amount in reasonable detail.

(h)

Any amount owing to a Party by the other Party hereunder after Closing and remaining unpaid shall bear interest, compounded and computed monthly at the Prime Rate, from the day that amount was due to be paid until the day it is paid, regardless of whether the Party has given the other Party prior notice of the accrual of interest hereunder.

(i)

If Vendors are required or elect to make any payments on Purchaser’s behalf, in relation to the Assets and pertaining to the time period after the Effective Date, Vendors shall be entitled to cash call or joint interest bill Purchaser for such amounts, in addition to the mechanism under this Article 6, and Purchaser shall promptly pay Vendors such cash call or joint interest billings within three (3) Business Days of receipt thereof. If Purchaser is in breach of such payment, in addition to any other remedies that Vendors may have in law and equity to collect such amounts, Vendors shall be allowed to set off any payments due to Purchaser under this Agreement or any other agreements against such amounts owing pursuant to this Section 6.1.

ARTICLE 7

MAINTENANCE OF ASSETS

7.1	Interim Operations

Subject to Section 7.3, between the date hereof and the Closing Date, Vendors shall operate its business in the ordinary course consistent with its past practices, in material compliance with Applicable Law and generally accepted oil and gas industry practices and will not, without the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed:

(a)

except as it relates to expenditures required for a turnaround of a Major Facility, or as is contemplated in the 2019 Work Program and Budget, make or commit to make any single capital expenditure in excess of Two Hundred Fifty Thousand Dollars ($250,000) except for any such expenditure with respect to which the failure to make, or commit to make such expenditure could: (i) result in the loss of an interest in an Asset; or (ii) in the event of a catastrophe or other event, reasonably be expected to endanger life, health, the Environment or property;

(b)

except as it relates to expenditures required for a turnaround of a Major Facility, or as is contemplated in the 2019 Work Program and Budget, make or commit to make any single operating expenditure in any given month in excess of Seven Hundred Fifty Thousand Dollars ($750,000) except for any such operating expenditure with respect to which the failure to make, or commit to make such expenditure could: (i) result in the loss of an interest in an Asset; (ii) in the event of a catastrophe or other event, reasonably be expected to endanger life, health, the Environment or property; or (iii) have a material adverse effect on Vendors’ ability to operate in the ordinary course;

(c)

with respect to a turnaround of a Major Facility, make or commit to any single expenditure that is in excess of that set out in the 2019 Work Program and Budget for such turnaround by an amount greater than One Million Dollars ($1,000,000);

(d)	share, transfer, assign or sell the Maximum Allowable Production Allowances pursuant to DCC’s Curtailment Orders to any Party other than the Purchaser;

(e)	enter into or amend a contract, agreement, commitment or arrangement with respect to any matter set forth in Section 7.2, subject to any of the thresholds or limitations specified therein; or

(f)

except as is necessary to comply with Applicable Law or as described in the Employee Letter, make any amendment to any Employee Plan that would have an adverse effect to Purchaser’s obligations under Section 11.1(a).

7.2	Maintenance of Assets

Subject to Section 7.3, the Material Agreements and any other agreements and documents to which the Assets are subject, between the date hereof and the Closing Date, unless Vendors have received the prior consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed, Vendors will:

(a)	refrain from agreeing to amend in any material respect or terminate any of the Material Agreements prior to the expiration thereof;

(b)

refrain from transferring, surrendering or abandoning any of the Assets, except for the sale of production, the sale or disposal of surplus or salvaged Assets (provided any such sale or disposal is for less than Five Hundred Thousand Dollars ($500,000)), or as is in the ordinary course of business or in accordance with the 2019 Work Program and Budget;

(c)

operate and maintain the Assets in accordance with generally accepted oil and gas industry practices, and in compliance with the Title and Operating Documents and all Applicable Law pertaining to the Assets, in all material respects;

(d)	continue to maintain its insurance coverage in respect of the Assets that is substantially similar to that in effect as of the date of this Agreement;

(e)	pay or cause to be paid all costs and expenses relating to the Assets that become due during such time; and

(f)

to perform and comply in all material respects with all covenants and conditions contained in the Material Agreements or any other agreements and documents (including the Title and Operating Documents) to which the Assets are subject.

7.3	Permitted Activities

Notwithstanding Sections 7.1 and 7.2, between the date hereof and the Closing Date, the Parties agree that Vendors will be permitted to conduct the following activities:

(a)	conduct any activity, or make or commit any expenditure, or enter into any agreement that may be required to be conducted, made, committed or entered into in order to comply with Applicable Law;

(b)	conduct any activity, or make or commit any expenditure, or enter into any agreement, contemplated by or authorized in the 2019 Work Program and Budget;

(c)	assign, amend, terminate, or otherwise handle, in its sole discretion, any Excluded Asset or any agreement in respect of borrowed money;

(d)

assign to an Affiliate, or terminate, any hedges, swaps or other financial instruments or like transactions or any physical hedge transactions, or any ISDA master agreements and related agreements and other similar agreements;

(e)	modify, transfer or replace any Parental Support in furtherance of the requirements set forth in Section 10.2, including posting cash collateral;

(f)	prosecute or defend any Claims arising in the ordinary course of business, or settle any Claim for an amount not in excess of One Million Dollars ($1,000,000);

(g)	any of the activities expressly contemplated in this Agreement; and

(h)

as set forth in section 7.3(h) of the Disclosure Letter; provided, however, with respect to the items set forth in subsection 7.3(h)(a) of the Disclosure Letter, Vendors shall not, prior to June 27, 2019, conduct any such activities set forth therein if such activity can be deferred or delayed beyond June 27, 2019 without resulting in any adverse effect to Vendors, as determined by Vendors in their sole discretion.

7.4	Interim Period Representatives

Each Party shall designate two people who will be available at all reasonable times to facilitate consultations between Vendors and Purchaser regarding actions for which Purchaser’s consent is required and such representatives of Purchaser shall endeavour to respond promptly to all requests of Vendors for consents required under this Article 7. As at the time of this Agreement, Purchaser designates Ron Laing and Betty Yee and Vendors designate Murray Brown and Kelly Murphy. Vendors shall act diligently and in good faith and shall not unreasonably delay requests for consents required of Purchaser under this Article 7. Purchaser will not unreasonably withhold or delay any such consents and will respond to all requests for consent under this Article 7 with reasonable promptness, and within a reasonable time period as Vendors may specify to enable a timely reply to be set forth to any Third Party. If Purchaser does not respond within any such time period specified by Vendors, which period shall not be less than two (2) Business Days, Vendors shall be entitled to carry out the action described in the request.

7.5	Maximum Allowable Production Allowances

Following Closing, DCC shall, upon the issuance of each Curtailment Order, transfer and assign to Purchaser, for no additional consideration, all of its Maximum Allowable Production Allowances pursuant to Curtailment Orders issued to DCC until the earlier of:

(a)	the cessation of issuance of Curtailment Orders to DCC; and

(b)	the date of repeal of the Curtailment Rules.

7.6	Vendors’ Insurance Assistance

Without derogating or diminishing from the Assumed Obligations, to the extent that Vendor Group may have policies of insurance that were acquired by DCC or its Predecessor Entities that may be responsive to any Losses and Liabilities that form part of the Assumed Obligations, the Parties will use reasonable commercial efforts to cooperate in any assessment, investigation and, if appropriate, submission of a Claim thereunder. Purchaser shall be solely responsible for all the costs thereof and any proceeds made available through such insurance policies as a result of such a Claim shall be for the benefit of the Purchaser.

ARTICLE 8

RIGHTS OF FIRST REFUSAL

8.1	Rights of First Refusal

(a)

Promptly following execution of this Agreement, DCC shall advise Purchaser in writing of those Scheduled Assets for which a ROFR is triggered by the Transaction and not otherwise exempt under the provisions of the Title and Operating Documents (excluding the Shallow Rights Option, the “Identified ROFRs”). Within five (5) Business Days of Purchaser’s receipt of such notice, Purchaser shall advise DCC in writing of its bona fide allocations of value for DCC’s interest in and to the Scheduled Assets which are subject to the Identified ROFRs (the ”ROFR Value”). DCC shall comply with the applicable provisions of such ROFRs and shall courier notices to the ROFR Holders (and Purchaser, if applicable) no later than two (2) Business Days after it receives the ROFR Value allocations from Purchaser, in the form of a notice letter substantially as set out in Schedule “H” using the ROFR Value allocations of Purchaser. Unless otherwise agreed by Purchaser, each such notice shall include a request for a waiver of any ROFR to purchase any of the Scheduled Assets. DCC shall notify Purchaser in writing forthwith upon each ROFR Holder exercising or waiving such a right.

(b)	If a portion of the Scheduled Assets is excluded from the Closing because a ROFR Holder has exercised its ROFR pursuant to Section 8.1(a):

(i)

the terms “Scheduled Assets”, “Miscellaneous Interests”, “Lands”, “Petroleum and Natural Gas Rights” and “Tangibles” shall be construed as meaning only that portion of the subject matter of those terms with respect to which Closing occurs and the Schedules shall be deemed to be revised to reflect the deletion of such Scheduled Assets therefrom; and

(ii)

the Base Purchase Price of the Assets shall be reduced by the aggregate value attributed to the Scheduled Assets with respect to which Closing does not occur, and the allocations of the Base Purchase Price pursuant to Section 2.7 and the GST and any provincial sales taxes, if applicable, shall be adjusted accordingly.

(c)

Purchaser hereby confirms to DCC that the ROFR Values allocated by Purchaser to the Identified ROFRs that become operative by virtue of this Agreement, will be bona fide values allocated by Purchaser to each specific interest after diligent review and analysis.

(d)

If at Closing any ROFR has not been waived and the time to elect has not elapsed (the “Unexpired ROFRs”), Closing shall proceed in respect of the Assets not subject to the Unexpired ROFRs, and the Parties will deposit into escrow with Bennett Jones LLP (as “Escrow Agent”) pursuant to the ROFR Escrow Agreement, that portion of the Base Purchase Price allocated to the Assets subject to the Unexpired ROFRs and all closing documentation and Specific Conveyances required for the sale of all Assets subject to an Unexpired ROFR (“Escrow Assets”).

(e)

If a ROFR Holder makes any Claim in respect of any ROFR Value, the Parties shall proceed to Closing without an adjustment to the Base Purchase Price and with the applicable Assets subject to such ROFR challenge included in the Assets conveyed at Closing. Purchaser hereby agrees to be liable for and in addition, hereby indemnifies DCC from and against, all Losses and Liabilities and Claims suffered, sustained, paid or incurred by the Vendor Group in respect of any such Claim. Such indemnity shall be subject to the provisions of Section 5.4 and extend, without limitation to solicitor and his client costs and expenses and DCC will be entitled to retain its own counsel in relation to any such dispute.

(f)

If a ROFR Holder makes any other Claim relating to its rights as a ROFR Holder prior to Closing, including a Claim that the Transaction triggered a ROFR that should have been served but was not an Identified ROFR, DCC shall provide notice of such Claim to Purchaser, whereupon the Parties shall attempt to reach agreement on the validity of such Claim. If the Parties agree that such ROFR should have been an Identified ROFR, then within five (5) Business Days of Purchaser’s receipt of DCC’s notice of such Claim, Purchaser shall provide DCC with its bona fide allocation of value for the Assets subject to such Claim. If DCC determine that such ROFR should have been an Identified ROFR but Purchaser disagrees, then DCC shall determine its bona fide allocation of value for the Assets subject to such Claim and serve notice of the ROFR to such ROFR Holder in accordance with Section 8.1(a). If by the fifth (5th) Business Day prior to Closing, the ROFR subject to such Claim has not been exercised or waived, the provisions of Section 8.1(d) shall apply as if such ROFR was an Unexpired ROFR.

(g)	If an Unexpired ROFR is exercised by a Third Party, the Parties will promptly notify the Escrow Agent thereof in writing and:

(i)	the funds deposited with the Escrow Agent in respect of such Escrow Assets will be refunded by the Escrow Agent to Purchaser together with the interest earned thereon while held by the Escrow Agent;

(ii)	the closing documentation and Specific Conveyances related to such Escrow Assets deposited with the Escrow Agent will be of no force or effect; and

(iii)

if requested by DCC, Purchaser shall prepare the closing documentation and specific conveyances for such Escrow Assets for execution by DCC and DCC shall cooperate and use its best efforts to assist Purchaser in its completion of such documentation.

(h)

If after Closing an Unexpired ROFR is extinguished by lapse of time, waiver or otherwise (other than as a result of being exercised), the Parties will promptly notify the Escrow Agent thereof in writing and:

(i)	the Escrow Agent will promptly pay the funds deposited with the Escrow Agent in respect of such Escrow Assets to DCC together with the interest thereon while held by the Escrow Agent; and

(ii)

the Escrow Agent will promptly deliver copies of the closing documentation and Specific Conveyances deposited with the Escrow Agent in relation to such Escrow Assets to each Party, such documentation shall be effective and the sale of such Escrow Assets to Purchaser pursuant hereto shall have closed.

(i)

From and after Closing, the Parties shall cooperate in respect of and comply with any ROFRs identified after Closing in accordance with the terms thereof. Purchaser shall be entitled to receive all proceeds payable by the holders of any such ROFRs exercised after Closing and there will be no adjustment to the Adjusted Purchase Price as a consequence of the identification of any such ROFRs or the exercise thereof after Closing.

(j)

If a ROFR Holder makes any Claim against DCC in respect of ROFRs, the Parties shall cooperate with each other in the defence of any Claim by a ROFR Holder against DCC as a Third Party Claim in accordance with Section 5.4.

8.2	Shallow Rights Option

(a)

DCC shall be entitled to courier notices related to the Shallow Rights Option in the form of a notice letter substantially as set out in Schedule “H” with allocated values of One Dollar ($1) for each applicable Shallow Rights Option. Unless otherwise agreed by Purchaser, each such notice shall include a request for a waiver of any Shallow Rights Option to purchase any of the Scheduled Assets. DCC shall notify Purchaser in writing forthwith upon any Shallow Rights Option being exercising or waived. DCC shall also be entitled to enter into such arrangements with the holder of the Shallow Rights Option, upon agreement of such holder of the Shallow Rights Option, so as to cause the exercise or waiver of the Shallow Rights Option in a manner that does not necessarily comply with DCC’s obligations in respect of Shallow Rights Option.

(b)	If a portion of the Scheduled Assets is excluded from the Closing because a Shallow Rights Option has been exercised pursuant to Section 8.2(a):

(i)

the terms “Scheduled Assets”, “Miscellaneous Interests”, “Lands”, “Petroleum and Natural Gas Rights” and “Tangibles”, shall be construed as meaning only that portion of the subject matter of those terms with respect to which Closing occurs and the Schedules shall be deemed to be revised to reflect the deletion of the Shallow Rights Option portion of the Scheduled Assets therefrom; and

(ii)	the Base Purchase Price shall be reduced by One Dollar ($1), and shall not be subject to any further adjustments whatsoever.

(c)

If at Closing any Shallow Rights Option has not been waived and the time to elect has not elapsed (the “Unexpired Shallow Rights Options”), Closing shall proceed in respect of the Assets not subject to the known Unexpired Shallow Rights Options, and the Parties will deposit into escrow with the Escrow Agent pursuant to the ROFR Escrow Agreement, One Dollar ($1) and all closing documentation and Specific Conveyances required for the sale of all Assets subject to an Unexpired Shallow Rights Option (“Shallow Rights Escrow Assets”).

(d)	If an Unexpired Shallow Rights Option is exercised by a Third Party, the Parties will promptly notify the Escrow Agent thereof in writing and:

(i)

the funds deposited with the Escrow Agent in respect of such Shallow Rights Escrow Assets will be refunded by the Escrow Agent to Purchaser together with the interest earned thereon while held by the Escrow Agent;

(ii)	the closing documentation and Specific Conveyances related to such Shallow Rights Escrow Assets deposited with the Escrow Agent will be of no force or effect; and

(iii)

if requested by DCC, Purchaser shall prepare the closing documentation and specific conveyances for such Shallow Rights Escrow Assets for execution by DCC and DCC shall cooperate and use its best efforts to assist Purchaser in its completion of such documentation.

(e)

If after Closing an Unexpired Shallow Rights Option is extinguished by lapse of time, waiver or otherwise (other than as a result of being exercised), the Parties will promptly notify the Escrow Agent thereof in writing and:

(i)	the Escrow Agent will promptly pay the funds deposited with the Escrow Agent in respect of such Escrow Assets to DCC; and

(ii)

the Escrow Agent will promptly deliver copies of the closing documentation and Specific Conveyances deposited with the Escrow Agent in relation to such Shallow Rights Escrow Assets to each Party, such documentation shall be effective and the sale of such Shallow Rights Escrow Assets to Purchaser pursuant hereto shall have closed.

ARTICLE 9

INFORMATION

9.1	Pre-Closing Production of Documents

The access rights granted to the Purchaser herein shall be subject to this Agreement, the Confidentiality Agreement and the terms and conditions prohibiting disclosure of information in existing agreements to which Vendors are a party or by which it is bound. Purchaser shall, and shall cause its representatives, to undertake such review in a manner that minimizes disruption to Vendors, their staff and operations, and agrees to comply fully with all rules, regulations, and instructions issued by Vendors regarding their actions while in Vendors’ offices.

9.2	Post-Closing Access to Information

After the Closing Time, Vendor Group, or their Representatives may, upon reasonable notice to Purchaser and subject to contractual restrictions relative to disclosure, have access during business hours to the Books and Records, and any books and records of Vendors that were part of the Excluded Assets but possession of which is within control of Purchaser and may obtain and copy, at Vendors’ sole cost, information in respect of matters arising or relating to any period of time to and including the Closing Date, if copies of any such records or if the information derived from that access would be reasonably required by the Vendor Group:

(a)	in connection with audits and filings under Applicable Laws;

(b)	in connection with Article 6, including as contemplated under Section 6.1(f);

(c)	in connection with the Vendor Group’s dealings with taxation and other Governmental Authorities;

(d)	in connection with the Vendor Group’s financial accounting and reporting matters, including under Applicable Securities Requirements;

(e)	to comply with any other Applicable Law;

(f)	in connection with the Excluded Assets or Retained Obligations (but specifically excluding CWI); or

(g)

in connection with any action, suit or proceeding commenced or threatened by any Third Party against the Vendor Group or its Related Parties or Representatives for which the Vendor Group or any of its Related Parties or Representatives may have any liability pursuant to this Agreement or under Applicable Law.

After the Closing Time, Vendors shall, and shall cause their Affiliates to: (i) deliver to Purchaser any Books and Records that inadvertently or otherwise remained in the possession and control of the Vendor Group; and (ii) upon reasonable notice to Vendors and subject to contractual restrictions relative to disclosure, reasonably cooperate in making available to Purchaser such other books, records and accounts in the possession and control of the Vendor Group that pertain to the Assets and would be reasonably required by the Purchaser Group (1) in connection with audits and filings under Applicable Laws, (2) in connection with Article 6, including as contemplated by Section 6.1(f), (3) in connection with the Purchaser Group’s financial accounting and reporting matters, including under Applicable Securities Requirements, and (4) to comply with any other Applicable Law.

9.3	Retention Period

The Books and Records shall be retained and maintained in a manner consistent with current maintenance of Purchaser records, for a period of time beginning on the Closing Date and ending on the later of:

(a)

ninety (90) days after the expiration of all applicable limitations periods beginning before the Closing Date for all Tax periods provided for under the Applicable Law or the pronouncements of all relevant Governmental Authorities beginning before the Closing Date for all Tax periods;

(b)	the end of any such period that may be required by agreement, the Applicable Law or the ruling by a Governmental Authority having jurisdiction; and

(c)	six (6) years from the Closing Date.

ARTICLE 10

TRANSITIONAL AND LICENSING

10.1	Deposit Requirements

If, for any reason, the regulatory body having jurisdiction over the licencing and operations in relation to the Assets requires a Party to make a deposit in order to approve the transfer of the licenses, permits or approval, or any of them, such Party shall and covenants to promptly make such deposits.

10.2	Replacement of Parental Support

(a)	Purchaser acknowledges that Vendor Group has provided or arranged for the provision of Parental Support to Third Parties in connection with the Vendors’ Business. Purchaser shall:

(i)

deliver, at the Closing Time or reasonably promptly thereafter, replacement guarantees, letters of credit or other performance assurances as may be required by such Third Parties (which may include, for the avoidance of doubt, by: (A) confirming Purchaser’s satisfaction of any credit support requirements, if any, after transferring, assigning or novating the applicable underlying agreement; or (B) terminating the underlying agreement and the related obligation to maintain the Parental Support) with respect to the Parental Support, including by delivering letters of credit or such other replacement performance assurances as may be required by the applicable Third Party letter of credit beneficiaries identified on Schedule “I”; and

(ii)

use commercially reasonable efforts to secure the unconditional release, return or termination of the Parental Support, including: (i) if requested by Vendors, furnishing reasonable evidence to Vendors of Purchaser’s efforts to comply with Section 10.2(a)(i); and (ii) reasonably cooperating with the Vendor Group in its own efforts to secure such unconditional release, return or termination of the Parental Support.

(b)	In the event that Purchaser fails to secure the unconditional release, return or termination of the Parental Support by the Closing Time, Purchaser shall:

(i)

continue to use commercially reasonable efforts to provide replacement guarantees, letters of credit or other performance assurances as may be required by such Third Parties so as to secure the unconditional release, return or termination of any remaining Parental Support; and

(ii)

until such time as all such unconditional releases, returns or terminations of Parental Support are secured, be liable to Vendors and, as a separate and independent covenant, shall indemnify, defend and save harmless Vendors, their respective Affiliates and Representatives from and against any and all Losses and Liabilities suffered or incurred by any of them and from and against all Claims made against any of them arising from, or relating to, demands or other Claims on such Parental Support from Third Parties.

(c)

The Parties acknowledge that certain letter-of-credit beneficiaries identified on Schedule “I” may refuse acceptance of replacement letters of credit or other performance assurances delivered by Purchaser pursuant to Section 10.2(a)(i) due to, among other reasons, a delay in such Third Party recognizing Purchaser’s ownership of the applicable Assets following Closing. The Parties agree that any failure by Purchaser to make delivery of the replacement letters of credit or other replacement performance assurances due to any such refusal of acceptance shall not be deemed a breach by Purchaser of its obligations under Section 10.2(a), provided Purchaser acts in good faith and uses its commercially reasonable efforts to comply with such delivery requirement.

(d)

Vendors will not assign the participation agreement and other related agreements between ICE NGX Canada, Inc. (and one or more of its Affiliates) and Vendors at Closing and after Closing, Vendors shall be allowed to terminate such agreements and arrangements.

10.3	Transitional Matters

(a)	DCC and Purchaser shall use commercially reasonable efforts to negotiate and enter into a transition services agreement prior to the Closing Time (the “Transition Services Agreement”) to address:

(i)	the process of the transition from DCC to Purchaser in relation to any of the Assets;

(ii)	matters relating to the transition of Employees (other than Annex Employees and Retained Employees); and

(iii)	matters relating to: (A) the retention of the Retained Obligations and Excluded Assets by Vendors; and (B) the Assets prior to the Effective Date for which Vendors are responsible,

to ensure an orderly transition of ownership of the Assets from DCC to Purchaser and the retention of the Retained Obligations and Excluded Assets by Vendors.

(b)

Such transition services shall be reciprocal to DCC and Purchaser and be undertaken on a function-by-function basis. Transition services shall be terminated on the earlier of: (i) three (3) months following the Closing Time; or (ii) by mutual written agreement of the Parties.

(c)	In addition to DCC’s obligations pursuant to Sections 10.3(a), and 12.19, whether or not the Parties enter into the Transition Services Agreement:

(i)	unless otherwise directed by Purchaser, DCC shall ensure the payment of:

(A)	all rentals for freehold surface leases and Crown surface leases in respect of the Lands which are due and payable on or before September 1, 2019;

(B)	all rentals and shut-in royalty payments for freehold mineral leases and Crown mineral leases in respect of the Lands which are due and payable on or before September 1, 2019; and

(C)	lessor royalties relating to production months between the Effective Date and Closing Time for which production revenue has been received by DCC;

(ii)

DCC shall ensure the ongoing production accounting occurs for the production month in which Closing occurs and the month following Closing. Purchaser shall be solely responsible for production accounting after such date;

(iii)

to the extent that DCC has not delivered the Books and Records or the Title and Operating Documents to Purchaser pursuant to Section 2.4, DCC shall provide Purchaser and its Representatives, at DCC’s offices in Calgary, access to and the right to copy, electronically or otherwise, during reasonable business hours and upon reasonable prior notice, the information in the possession of DCC with respect to all costs incurred, received or paid by DCC in respect of the Assets to the extent in the possession of DCC, including monthly statements or reports for such costs for such period and all backup data, invoices or other reports or summaries of information reasonably required to confirm such costs are those that might support a claim under the Royalty Regulation provisions. For the purposes of this Section 10.3(c)(iii), “Royalty Regulation” means the Oil Sands Royalty Regulation, 2009 (Alberta) and specifically any provisions therein governing applications and approvals for both new oil sands royalty projects and amendments to any currently approved oils sands royalty project;

(iv)

to the extent it is reasonably able to do so having regard for the transfer of the Employees to Purchaser, DCC shall use commercially reasonable efforts to market all production to the last day of the month following the month in which Closing occurs. DCC shall be entitled to market all such production in accordance with their current marketing policies and agreements pertaining to the Assets, if any. Purchaser shall be responsible for marketing of production after such date;

(v)	Purchaser will be responsible to cause the payment of freehold mineral taxes effective the first day of the month following the Closing Time;

(vi)

to the extent it is reasonably able to do so prior to Closing, DCC shall, and after Closing, to the extent it is reasonably able to do so having regard for the transfer of the Employees to Purchaser, DCC shall cooperate reasonably with Purchaser to, complete the gas cost allowance filing for the Assets, including the Allowable Cost Forms, for the year ending December 31, 2018 within the time frame set forth by Applicable Laws. Purchaser shall be responsible for completing any gas cost allowance filing for the Assets, including the Allowable Cost Forms, for the 2019 year; however, DCC shall cooperate with Purchaser to provide all necessary information and support to enable Purchaser to make such filings for the time period of January 1, 2019 until when Purchaser assumes full responsibility for production accounting in accordance with this Section 10.3(c)(vi). In the event Purchaser determines that it needs to file RMF2 Forms, DCC shall, on request from Purchaser, cooperate with Purchaser to prepare and file such RMF2 Forms. DCC shall use commercially reasonable efforts to complete all “Request Facility Cast Centre Operating Change” forms related to the Assets with a start date of January 1, 2019. For the purposes of this Section 10.3(c)(vi), “Allowable Cost Forms” means the appropriate Petroleum Registry of Alberta Query Capital and Operating Cost form(s) to be completed for Closing regarding gas cost allowance calculations; and “RMF2” means the Alberta Energy Reassignment of Volume Setup/Change Form, including all attachments required to be annexed thereto; and

(vii)	DCC shall use commercially reasonable efforts to provide Purchaser with information in connection with financial reporting as relates the leasing of any Tangibles.

(d)

After Closing, Purchaser shall permit and facilitate reasonable contact by DCC with the Employees and for the purposes of assisting DCC with fulfilling its obligations and liabilities with respect to the Excluded Assets and Retained Obligations.

(e)	Nothing in this Section 10.3, or in any transition services agreement the Parties may elect to enter into, shall limit DCC’s obligations pursuant to Section 12.19.

(f)

Purchaser shall reimburse DCC for all costs incurred by DCC for discharging the obligations and liabilities related to Subsequently Transferred Employees as set forth in Section 11.4 until such time such Subsequently Transferred Employees commence employment with Purchaser.

(g)

Neither DCC nor Purchaser shall have any liability to the other in respect of the other’s obligations under this Section 10.3 or in the Transition Services Agreement, except to the extent resulting from such Party’s gross negligence or wilful misconduct. Nothing contained herein shall modify how amounts are adjusted pursuant to Article 6.

(h)	Any Transition Services Agreement entered into shall supersede and replace any of the obligations of DCC and Purchaser set forth in this Section 10.3.

ARTICLE 11

EMPLOYEES

11.1	Employees and Offers of Employment

(a)

Purchaser shall provide employment effective as of the Closing Date to each employee of DCC listed in the Employee Letter (collectively, the “Employees”), other than the Annex Employees and the Retained Employees, on terms and conditions which are substantially similar in the aggregate to the terms and conditions of each Employee’s employment as of the date hereof (the ”Offers of Employment”). Without limiting the foregoing, each Offer of Employment shall include the following terms:

(i)	a base wage or salary that is not less than the base wage or salary in effect immediately prior to the Closing Time;

(ii)

aggregate compensation and benefits, including a base wage or salary, benefits (including any pension or retirement plan(s)), and participation in any benefit, incentive and bonus pay programs, including long-term incentive programs, bonus programs or share ownership or issuance programs, that are substantially similar in the aggregate with those in effect immediately prior to the Closing Time; and

(iii)	a job function that is substantially similar to the job function in effect immediately prior to the Closing Time.

In addition, the Offers of Employment shall provide for recognition for the commencement date of employment and years of service with DCC and all Predecessor Entities, for all purposes, including eligibility and entitlement to employee benefits (including any pension or retirement plan(s) or any replacement plans provided by Purchaser and Purchaser shall waive all waiting periods, evidence of insurability requirements and pre-existing condition limitations under such replacement plans in respect of the Employees), vacation, notice of termination and Severance Obligations. Employees shall be entitled to carry over any unused portion of their 2019 vacation time.

(b)

Purchaser shall provide DCC with a copy of the form of the Offers of Employment it intends to deliver to such Employees by no later than five (5) Business Days prior to the delivery of the Offers of Employment and Purchaser shall in good faith consider the comments of DCC on such form of Offers of Employment.

(c)

For a period of three (3) months following the Closing Date, Purchaser shall provide each such Employee with terms and conditions of employment that are substantially similar in the aggregate to the terms of employment in each Employee’s Offer of Employment issued in accordance with Section 11.1(a) provided that Purchaser shall be entitled to make modifications to such terms and conditions as part of, and comparable to, modifications made to the terms and conditions of employment for Purchaser’s employees generally and provided such modifications are not disproportionately applied to the Employees.

(d)

Purchaser may, in its discretion, at any time after the Closing Date, terminate an Employee that has received an Offer of Employment. In such case, Purchaser shall provide to each Employee who is terminated without cause prior to three (3) months following the Closing Date with severance pay and benefits that are equal to, or greater than, the Employee’s entitlements under DCC’s severance pay guidelines that have been disclosed or are referred to in the Data Room Information or the Employee Letter.

(e)

Purchaser may engage in discussions with, and make Offers of Employment to, the Annex Employees. Unless an Annex Employee has accepted an Offer of Employment and waived his or her entitlement to receive his or her payment of the amounts set forth in his or her employment agreement, DCC shall be entitled to terminate an Annex Employee and pay all amounts payable to Annex Employees in accordance with the terms of their respective employment agreements, provided that such amounts will be for the account of Purchaser and adjusted for pursuant to Section 6.1(a)(v).

(f)

Purchaser shall not make an Offer of Employment to a Retained Employee and, for a period of six (6) months following Closing, Purchaser shall not hire a Retained Employee. DCC shall be entitled to terminate a Retained Employee and DCC and Purchaser acknowledge that Purchaser’s obligation to indemnify for Severance Obligations of the Employees do not apply to such Retained Employees.

(g)

To the extent not done prior to the Closing Time, DCC may, following the Closing Time, satisfy all of the Employee Retention Obligations and pay the pro-rated amount of the Employees’ 2019 target bonus amount. Employee Retention Obligations and pro-rated Employee 2019 bonus amounts payable to Employees, shall be for the account of the Purchaser. Employee bonus amounts earned in 2018 and paid in 2019 shall be for the account of DCC.

(h)	Notwithstanding Section 11.1(a) above:

(i)

for any Employee in receipt of long-term disability benefits immediately prior to the Closing Time, DCC shall give Purchaser written notice when such Employee is cleared as fit to return to work (including on modified duties or on a return to work program), and Purchaser shall no later than five (5) Business Days after receipt of such notice issue an Offer of Employment so that such Employee’s start date is effective as of the date the Employee is cleared as fit to return to work instead of the Closing Date;

(ii)

for the Subsequently Transferred Employees, the start date of a Subsequently Transferred Employee is anticipated to be sixty (60) days following the Closing Date, provided that: (A) in connection with any Subsequently Transferred Employee that remains substantially engaged in the provision of services pursuant to Section 10.3, DCC may, acting reasonably, extend the retention of any such Subsequently Transferred Employee for a further period not to exceed a further thirty (30) days, or such other date as agreed to by the Parties; and (B) in connection with any Subsequently Transferred Employee who has in DCC’s discretion ceased engaging in the provision of services pursuant to Section 10.3, the Purchaser may issue an Offer of Employment that is effective as of the date such Subsequently Transferred Employees ceases to provide services pursuant to Section 10.3; and

with respect to the Employees identified in Section 11.1(h)(i) and the Subsequently Transferred Employees, all obligations of Purchaser under Sections 11.1(c) and 11.1(d) shall run from such Employee’s start date instead of the Closing Date. For greater certainty, save and except as provided in this Section 11.1(h), Offers of Employment shall be made to all Employees (regardless of whether such Employee is actively employed or on leave of absence, but not on long-term disability, immediately prior to Closing Time), except Annex Employees and the Retained Employees, effective as of the Closing Date and all Offers of Employment to Employees on long-term disability benefits immediately prior to the Closing Time and to Subsequently Transferred Employees shall be effective as of the date specified in the applicable Offer of Employment issued in accordance with this Section 11.1(h).

(i)

Nothing in this Section 11.1, express or implied, will confer upon any other Person (other than the Parties hereto) any rights or remedies of any nature whatsoever under or by reason of this Section 11.1. Nothing contained herein, express or implied, will be construed to establish, amend or modify any Employee Plan. The Parties acknowledge and agree that the terms set forth in this Section 11.1 will not create any right in any Employee to any continued employment with Purchaser or DCC or any of their respective Affiliates, or to compensation or benefits of any nature or kind whatsoever, and nothing in this Section 11.1 shall preclude Purchaser or DCC from terminating the employment or services of any Employee, or from terminating any Employee Plan in accordance with its terms and Applicable Law, at any time on or after the Closing.

11.2	Communication With DCC’s Employees

Prior to the Closing, except with the prior written consent of DCC or the issuance of the Offers of Employment in accordance with Section 11.1(a), Purchaser shall not interview, contact, communicate with or discuss this Agreement or the Transaction with any of the Employees or DCC’s contractors, provided that DCC shall cooperate with any reasonable request of Purchaser to have an opportunity to meet Employees for the purposes of an introduction and to generally assist in the transition of Employees as contemplated herein.

11.3	Severance Obligations

DCC shall be entitled to terminate any Employee that does not accept an Offer of Employment and, subject to Section 5.4(e), DCC shall not be entitled to settle any Claim by any such terminated Employee without the consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. Without limiting the scope of Purchaser’s obligations in Section 5.2(c), Purchaser shall indemnify and save harmless DCC from and against all Severance Obligations of the Employees, other than the Retained Employees.

11.4	Obligations to Transferred Employees

Subject to the adjustments in Section 6.1:

(a)

DCC shall be responsible for discharging all obligations and liabilities due and owing in respect of the Employees prior to the Closing Time (and in respect of the Subsequently Transferred Employees prior to their respective start dates), including wages, salaries, workers’ compensation and premiums for employment insurance, Canada Pension Plan, Alberta Health Care and other health care plans, life insurance, long term disability, self-insured short-term disability and accidental death and dismemberment insurance plans and group registered retirement savings plans, pension; provided, however, that all such amounts will be for the account of Purchaser and shall be adjustments pursuant to Section 6.1(a)(v); and

(b)

from the Closing Time (and in respect of the Subsequently Transferred Employees from their start date), Purchaser shall assume all such obligations and liabilities in respect of the Employees (other than the Annex Employees and the Retained Employees) and shall indemnify and save harmless Vendors from all Claims and Losses and Liabilities which they may suffer, sustain, pay or incur in respect of any failure of Purchaser to discharge its obligations and liabilities in respect thereof.

Notwithstanding the foregoing, as per Section 11.1(h), above, any Employee in receipt of long-term disability benefits immediately prior to the Closing Time shall remain on DCC’s long-term disability plan until such time as such Employee is cleared as fit to return to work. Unused current year vacation and vacation that has been carried over into the current year for Employees up to the Closing Time shall be an accrual transferred to Purchaser and Purchaser shall provide each Employee with such accrued vacation as well as any remaining vacation entitlement for the remainder of the year. At the Closing, DCC shall provide Purchaser with an accurate list of vacation balances (positive and negative) for the Employees. If requested by Purchaser, DCC shall provide Purchaser with the details of remittances made by DCC in respect of the Employees in 2019 up to the Closing Time pursuant to the Employment Insurance Act and under the Canada Pension Plan.

11.5	WCB

DCC shall use all commercially reasonable efforts to obtain the required certificate or letter from the Workers’ Compensation Board of each province in which the Employees are resident, in each case stating that it has no claim against DCC. The Parties acknowledge and agree that such certificates may be sought and delivered by DCC to Purchaser after Closing.

ARTICLE 12

GENERAL

12.1	Termination

(a)	Termination by Mutual Consent. This Agreement may be terminated at any time by the mutual written agreement of the Parties.

(b)

Termination by Purchaser or Vendors. This Agreement may be terminated by Purchaser or Vendors at any time prior to the Closing by written notice to the other Parties if the Closing has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section shall not be available to any Party that is in breach of its obligations as set forth in Section 3.3.

(c)	Termination by Purchaser. This Agreement may be terminated prior to Closing in accordance with Section 3.1(b) by written notice to the other Party.

(d)	Termination by Vendors. This Agreement may be terminated prior to Closing in accordance with Section 3.2(b) by written notice to the other Party.

(e)

Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions of this Section 12.1, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations or liability hereunder except as provided in Sections 3.1(b), 3.2(b), 5.5, 5.11 and Article 12 (other than Sections 12.2, 12.11 and 12.19) and as otherwise expressly contemplated hereby.

12.2	Use and Removal of Devon Trade-marks and Corporate Names

Immediately after Closing, Purchaser shall not have any further rights to, and Purchaser shall discontinue use of any of the Devon Trade-marks and the “DEVON” name and any associated branding in connection with the business and/or the Assets, and Purchaser shall, at its sole expense, immediately remove and discontinue all use of the Devon Trade-marks and the “DEVON” name and associated branding in connection with the business and/or the Assets, provided however that Purchaser shall be permitted to use the Devon Trade-marks and the “DEVON” name in association with the business and/or the Assets for the following transition periods to allow for removal of the Devon Trade-marks and the “DEVON” name in respect of the following limited circumstances:

(a)	Purchaser shall remove the Devon Trade-marks and the “DEVON” name from the Tangibles within ninety (90) days following the Closing Date; and

(b)	Purchaser shall remove the Devon Trade-marks and the “DEVON” name from all other systems, equipment and inventory within ninety (90) days following the Closing Date.

12.3	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

12.4	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendors in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

12.5	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof with the exception of the Confidentiality Agreement, which shall be effective until Closing.

12.6	Subrogation

The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

12.7	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

12.8	Enurement

(a)

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

(b)

In the event of a sale of the Assets, or a portion thereof, after the Closing Time, by Purchaser to a Third Party, Purchaser shall continue to be fully liable and responsible for Purchaser’s covenants and obligations under the terms and conditions of this Agreement.

12.9	Time of Essence

Time shall be of the essence in this Agreement.

12.10	Notices

(a)	The addresses for service and the fax numbers of the Parties shall be as follows:

Purchaser:

Canadian Natural Resources Limited

Suite 2500, 855 – 2nd Street SW

Calgary, AB T2P 4J8

Attention:          Manager, A&D

Facsimile No:    [Redacted]

Email:                [Redacted]

with a copy to:

Canadian Natural Resources Limited

Suite 2500, 855 – 2nd Street SW

Calgary, AB T2P 4J8

Attention:          Vice-President, Legal, General Counsel & Corporate Secretary

Facsimile No:    [Redacted]

Email:                [Redacted]

with a copy to:

Cassels Brock & Blackwell LLP

3810 Bankers Hall West

888 – 3rd Street SW

Calgary, AB T2P 5C5

Attention:          Sherri Fountain

Facsimile No:    (403) 648-1151

Email:                sfountain@casselsbrock.com

Vendors:

Devon Canada Corporation and Devon Canada Crude Marketing Corporation

2000, 4003rd Avenue S.W.

Calgary, Alberta T2P 4H2

Attention:          Murray Brown, V.P. Land and General Counsel

Fax:                   (403) 232-7388

with a copy to:

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, OK 73102

Attention:          Lyndon C. Taylor

Facsimile No:    (405) 552-1400

Email:                lyndon.taylor@dvn.com

with a copy to:

333 West Sheridan Avenue

Oklahoma City, OK 73102

Attention:          Edward Highberger

Facsimile No:    (405) 234-2650

Email:                edward.highberger@dvn.com

with a copy to:

Bennett Jones LLP

4500 Bankers Hall East

855 – 2nd Street SW

Calgary, AB T2P 4K7

Attention:          Pat Maguire

Facsimile No:    (403) 265-7219

Email:                maguirep@bennettjones.com

(b)	All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(i)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(ii)

by facsimile or electronic mail transmission to a Party to the fax number or email address of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when upon receipt of a confirmed transmission if sent prior to 4:00 p.m. on a Business Day, otherwise on the next ensuing Business Day; or

(iii)

by mailing through an internationally recognized overnight delivery service (that maintains records of the time, place and recipient of delivery) to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the Business Day following the date of mailing.

(c)	A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Parties.

12.11	Operatorship

Purchaser acknowledges that Vendors are unable to assign to Purchaser operatorship of the Assets, if any, operated by Vendors and in respect of which Vendors do not have a one hundred percent (100%) interest. Vendors shall, however, use commercially reasonable efforts to assist Purchaser in its attempts to obtain operatorship.

12.12	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.13	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including this Section 12.13, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

12.14	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

12.15	Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser’s express written consent or as otherwise herein provided.

12.16	Confidentiality

(a)

Each Party shall treat confidentially and not disclose, and shall cause its Representatives not to disclose, any Confidential Information of the other Party in any manner except as expressly contemplated by this Agreement.

(b)

Except as otherwise contemplated herein, the Parties will not, and will cause their Representatives not to, directly or indirectly, disclose, allow access to, transmit or transfer the other Party’s Confidential Information to a Third Party without the prior written permission of the other Party. The Party who receives Confidential Information may disclose the Confidential Information to those of its Representatives who have a need to know the Confidential Information for the sole purpose of the Transaction. Each Party will be responsible for any and all breaches of the terms of this Agreement by their Representatives of these obligations relating to Confidential Information.

(c)	If either Party or its Representatives is requested pursuant to, or required by, Applicable Law or legal process to disclose any Confidential Information of the other Party, such Party will, to the extent legally permissible, provide the other Party with prompt written notice of such request or requirement in order to enable such Party to seek an appropriate protective order or other remedy (at the sole cost and expense of the seeking Party) or to waive compliance with the terms of this Agreement or both. The Party or its Representatives who received a request to disclose Confidential Information shall co-operate with and use their commercially reasonable efforts at the other Party’s expense to assist such Party in obtaining such protective order or other remedy. If, failing the obtaining of a protective order or other remedy by the Party, such disclosure is required, the Party or its Representatives who received a request to disclose Confidential Information, such Party or its Representatives, as applicable, will furnish only such Confidential Information hereof that is legally required and will use their commercially reasonable efforts (at the other Party’s expense) to ensure that the disclosure will be afforded confidential treatment. For certainty, the foregoing provisions of this Section 12.16(c) shall not prevent, restrict or delay the Party or its Representatives who received a request to disclose Confidential Information from disclosing Confidential Information as, when and in the manner required to comply with Applicable Law or legal process based on the advice of its own legal counsel (and, without waiving or having to disclose to the other Party the confidential and privileged nature of such advice).

(d)

All right, title and interest in and to the Confidential Information owned by a Party will remain the exclusive property of such Party and the Confidential Information will be held in trust by the other Party for the Party providing the Confidential Information. No interest, license or any right respecting the Confidential Information, other than as may be expressly set out herein, is granted to the other Party under this Agreement, by implication or otherwise.

(e)

Without limitation to any of the other rights and remedies which may otherwise be available to the Parties under this Agreement, the Parties agree that monetary damages would not alone be sufficient to remedy any breach by a Party or its Representatives of any provision of this Section 12.16 and that the Parties will be entitled to equitable relief, including by injunction and specific performance, in the event of any breach hereof and in addition to any other remedy available pursuant to this Agreement or by Applicable Law. The Parties waive any requirement for the deposit of security or posting of any bond in connection with the application for or granting of any equitable remedy.

(f)

Notwithstanding the foregoing, the Parties acknowledge that they may be required by Applicable Securities Requirements: (i) to file a material change report (or the equivalent) with the applicable securities regulatory authorities providing the disclosure required by Applicable Securities Requirements with respect to this Agreement and the Transaction; and (ii) file a copy of this Agreement with the applicable securities regulatory authorities redacted to exclude any sensitive business or personal information (to the extent permitted by Applicable Securities Requirements), which redacted copy shall be provided to the other Party for their review and comment not later than three (3) Business Days prior to the intended public filing thereof and the Parties shall, subject to ensuring they will meet their respective disclosure obligations under Applicable Securities Requirements, as determined in their sole discretion, accept any reasonable comments received thereon from the other Party.

(g)

The Parties hereby agree that nothing herein shall be deemed to supersede or replace the Confidentiality Agreement which shall remain in full force and effect in accordance with their respective terms.

(h)	This Section 12.16 shall remain in force notwithstanding Closing or the termination of this Agreement.

12.17	Press Releases

Subject to Applicable Law, including Applicable Securities Requirements, none of Vendors and their Affiliates, on the one hand, nor Purchaser and its Affiliates, on the other hand, shall issue any public announcement, statement or other disclosure without (i) the prior written consent of Vendors, on the one hand, or the Purchaser, on the other hand, as applicable, in each case with such consent not to be unreasonably delayed, conditioned or withheld, and (ii) providing such other Party with, if legally permitted and practically possible, a reasonable time period to review and comment on such announcement, statement or other disclosure and giving due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely file any reports with under Applicable Law, including Applicable Securities Requirements. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement or the Transaction that are materially consistent with, and do not contain any new material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 12.17.

12.18	Privacy

(a)

Each Divulging Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Receiving Party is necessary for the purposes of determining if the Parties hereto shall proceed with the transactions contemplated in this Agreement, and if the determination is made to proceed with said transactions, to complete them.

(b)	Each Receiving Party covenants and agrees to:

(i)

prior to the completion of the transactions contemplated herein: (x) use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining whether to complete such transactions; (y) protect the Transferred Information by security safeguards appropriate to the sensitivity of such Transferred Information; and (z) if the transactions contemplated herein do not proceed, return the Transferred Information to the Divulging Party or destroy it, at the Receiving Party’s election, within a reasonable time; and

(ii)

after the completion of the transactions contemplated herein: (x) use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected, or permitted to be used, or disclosed, prior to the completion of the transactions contemplated herein, unless (A) the Divulging Party or Receiving Party has first notified such individual of such additional purpose, and where required by Applicable Laws, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Applicable Laws, without notice to, or consent from, such individual; (y) protect the Transferred Information by security safeguards appropriate to the sensitivity of such information; and (z) as required in accordance with the Applicable Laws, give effect to any withdrawal of consent made by an individual to whom the Transferred Information relates.

(c)

Where required by Applicable Laws, Purchaser agrees to promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the other Parties.

12.19	Recognition

(a)	If Closing occurs, then, from the Closing Time until the date on which Purchaser becomes recognized in the place of Vendors in respect of the Assets, Vendors shall:

(i)

hold title to such assets, or any portion thereof, in trust for Purchaser, represent Purchaser and receive and hold all proceeds, benefits and advantages accruing in respect of the Assets for the benefit, use and ownership of Purchaser;

(ii)

in order to permit Purchaser to exercise its rights in accordance with the terms of the relevant Petroleum and Natural Gas Rights and Miscellaneous Interests, Vendors shall promptly deliver to Purchaser all Third Party notices and communications received by Vendors in respect of the Assets;

(iii)

in order to permit Purchaser in respect of the Assets to make all required payments in a timely fashion, promptly deliver to Purchaser all Third Party invoices, cash calls and other billings in respect of such Assets; and

(iv)

in a timely manner deliver to Third Parties all notices and communications as Purchaser in respect of the Assets may reasonably request in writing and all monies and other items provided in respect thereof.

(b)

In consideration of Vendors agreeing to the provisions in respect of the Assets in Section 12.19(a), Purchaser shall be liable to and shall indemnify and save harmless Vendors from and against all Third Party Claims and Losses and Liabilities which may be brought against or which Vendors may suffer, sustain pay or incur arising from the participation by Vendors in the procedures set out in Section 12.19(a) in respect of the Assets.

12.20	Anti-Corruption; Anti-Bribery

(a)

Neither Party nor any of their respective subsidiaries, nor, to the knowledge of such Party, any director, officer, partner, member, agent, or employee of such Party or any of its Affiliates has in respect of the Assets: (i) engaged in any violation of the U.S. Foreign Corrupt Practices Act, sections 119 – 125 and 426 of the Criminal Code of Canada, the Corruption of Foreign Public Officials Act (Canada) or any other Applicable Laws relating to corruption, or (ii) directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other type of value to any government official or employee (including officers and employees of government-owned or controlled entities) or any political party, political party official or candidate for political office (collectively,

“Proscribed Recipient”) for the purpose of (a) influencing any act or decision of such Proscribed Recipient, (b) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, (c) securing any improper advantage, or (d) inducing such Proscribed Recipient to use his, her or its influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality, to obtain or retain business for or with, or direct business to, any Person.

(b)

Each Party or their ultimate parent company maintains a system of internal accounting controls, as required by the U.S. Foreign Corrupt Practices Act designed for the following purposes: (i) to ensure that books and records are reasonably detailed and accurate; and (ii) to prevent and detect potential violations of the U.S. Foreign Corrupt Practices Act and any other Applicable Laws relating to corruption.

12.21	Costs

Except as otherwise specified in this Agreement, each Party shall pay its respective costs incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transaction.

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12.22	Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendors and Purchaser. This Agreement may be delivered by .pdf format. A valid and binding contract shall arise if and when counterpart execution pages are so executed and delivered by Vendors and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

DEVON CANADA CORPORATION		DEVON CANADA CRUDE MARKETING CORPORATION

Per:	/s/ David A. Hager	Per:	/s/ David A. Hager
	Name: David A. Hager Title: Chief Executive Officer		Name: David A. Hager Title: Chief Executive Officer

CANADIAN NATURAL RESOURCES LIMITED

Per:	/s/ Tim S. McKay
Name: Tim S. McKay Title: President

Per:	/s/ Ron Laing
Name: Ron Laing Title: Senior Vice President, Corporate Development and Land

This is a counterpart execution page of an Agreement of Purchase and Sale made as of the 28th day of May, 2019 among Devon Canada Corporation, Devon Canada Crude Marketing Corporation and Canadian Natural Resources Limited.